UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Career Education Corporation

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CAREER EDUCATION CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 19, 2011

NOTICE AND PROXY STATEMENT

April 1, 2011

Dear Stockholder:

I cordially invite you to attend our 2011 Annual Meeting of Stockholders on May 19, 2011. The Annual Meeting will start promptly at 9:00 a.m. Central Daylight Saving Time at Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173.

The attached Notice of Annual Meeting and Proxy Statement describes how our Board of Directors operates, provides biographical information on our director nominees, gives information for the voting matters to be acted upon at the Annual Meeting and explains the proxy voting process.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please take a moment now to vote your shares by Internet, toll-free telephone call or by signing and dating the enclosed proxy card and returning it in the envelope provided.

We look forward to seeing you on May 19, 2011 and urge you to vote as soon as possible.

Sincerely,

GARY E. McCULLOUGH
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF CAREER EDUCATION CORPORATION

TO BE HELD ON MAY 19, 2011

Time: Registration begins: 8:00 a.m. Central Daylight Saving Time

Admission to the meeting: 8:45 a.m.    Meeting begins: 9:00 a.m.

Date:	May 19, 2011

Place:	Career Education Corporation
231 North Martingale Road
Schaumburg, Illinois 60173

To the Stockholders of

Career Education Corporation:

We will hold our 2011 Annual Meeting of Stockholders at the time, date and location specified above, to act and vote on the following matters:

(1)	To elect eight directors of Career Education Corporation;

(2)	To approve, by a nonbinding advisory vote, executive compensation paid by Career Education Corporation to its named executive officers, commonly referred to as a “Say on Pay” proposal;

(3)	To recommend, by a nonbinding advisory vote, the frequency of holding the nonbinding stockholder advisory vote on the “Say on Pay” proposal;

(4)	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ended December 31, 2011; and

(5)	To consider any other business or matter that is properly raised at the meeting or at any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 21, 2011, the record date, are entitled to notice of and to vote at the meeting. Please contact Georgeson Inc., our proxy solicitation firm, toll-free at (888) 206-5970 if you have any questions regarding voting or to request another copy of our Annual Report on Form 10-K for the year ended December 31, 2010, Proxy Statement or proxy card.

By order of the Board of Directors,

Jeffrey D. Ayers

Corporate Secretary

Schaumburg, Illinois

April 1, 2011

We urge you to attend the meeting in person or by proxy. Whether or not you expect to attend the meeting, please vote your shares promptly. To vote your shares, use the Internet or call the toll-free telephone number as described in the instructions on your proxy card, or sign, date and return the enclosed proxy card in the pre-addressed postage-paid envelope provided.

Career Education Corporation

231 North Martingale Road

Schaumburg, Illinois 60173

(847) 781-3600

PROXY STATEMENT

Why did I receive these proxy materials?

Career Education Corporation (“CEC,” the “Company,” “we,” “us” or “our”) is holding our 2011 Annual Meeting of Stockholders on May 19, 2011. You have received these materials in connection with the 2011 Annual Meeting.

You are invited to attend our 2011 Annual Meeting of Stockholders on May 19, 2011, beginning at 9:00 a.m., Central Daylight Saving Time. The Annual Meeting will be held at our new campus support center at Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173.

This Notice of Annual Meeting of Stockholders, Proxy Statement and accompanying form of proxy are being mailed to stockholders starting on or about April 1, 2011.

Who is entitled to vote at the Annual Meeting?

Stockholders of CEC, as recorded in our stock transfer records as of the close of business on March 21, 2011 (the “Record Date”), are entitled to vote at the 2011 Annual Meeting.

Outstanding Shares

As of the Record Date, the Company had outstanding 77,657,376 shares of common stock. Each outstanding share of common stock is entitled to one vote on each voting matter at the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the 2011 Annual Meeting. Stockholders will be admitted to the meeting beginning at 8:45 a.m., Central Daylight Saving Time. Seating will be limited.

What do I need to present for admission to the Annual Meeting?

You will need to present proof of your ownership of the Company’s common stock, such as a bank or brokerage account statement, and a form of personal identification, to be admitted to the Annual Meeting. No cameras, recording equipment, large bags, briefcases or packages will be permitted at the 2011 Annual Meeting. All electronic devices will need to be turned off during the 2011 Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

You hold shares as a stockholder of record if your shares are registered directly in your name in our stock transfer records, which are managed by Computershare Trust Company, N.A., our transfer agent. The Company sends the Notice of Annual Meeting of Stockholders, Proxy Statement and CEC’s proxy card directly to you as a stockholder of record.

You hold shares as a beneficial owner if your shares are held in a stock brokerage account or by a bank or other holder of record. Your broker, bank or other stockholder of record forwards the Notice of Annual Meeting of Stockholders, Proxy Statement and that stockholder of record’s voting instruction form to you. As the beneficial owner, you direct your broker, bank or other stockholder of record how to vote your shares by using the voting instruction form included in the mailing or by following the instructions for voting by telephone or on the Internet.

How do proxies work?

Our Board of Directors is asking you to appoint Jeffrey D. Ayers and Gail B. Rago as your proxy holders to vote your shares at the 2011 Annual Meeting. Mr. Ayers is our Senior Vice President, General Counsel and Corporate Secretary, and Ms. Rago is our Senior Vice President, Associate General Counsel—Corporate and Assistant Corporate Secretary.

You appoint these individuals by voting the enclosed proxy card or through telephone or Internet voting, as described below.

Giving us your signed proxy (or telephone or Internet vote) means that you authorize Mr. Ayers and Ms. Rago to vote your shares at the 2011 Annual Meeting according to the voting directions you provide on the proxy card.

You may vote for or against all, some or none of our director candidates. You also may provide your advisory vote for or against approval of compensation paid by Career Education Corporation to its named executive officers, commonly referred to as a “Say on Pay” proposal; provide your advisory vote regarding the frequency of holding a nonbinding stockholder advisory vote on executive compensation; and vote for or against the ratification of the selection of our independent registered public accounting firm, or abstain from voting on those matters.

Unless you indicate otherwise on your proxy card or through the telephone or Internet voting procedures, you also authorize your proxy holders to vote your shares on any matters not known by our Board of Directors at the time this Proxy Statement was printed and that, under our By-Laws, may be properly presented for action at the 2011 Annual Meeting.

How do I vote if I am the stockholder of record?

You can vote in person at the meeting by completing a ballot at the meeting or by delivering your completed proxy card.

Or, you can vote by proxy as follows:

By mail: Complete, sign, date and return your proxy card in the enclosed pre-addressed, postage-paid envelope.

By telephone: Use the toll-free number listed on the proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly received.

By Internet: The website for Internet voting is listed on the proxy card. Internet voting allows you to confirm that your instructions have been followed.

Telephone and Internet voting procedures use a control number that appears on your proxy card to authenticate you as a stockholder of record and to allow you to confirm that your voting instructions have been properly recorded.

If you vote by telephone or Internet, you do not need to sign and return the proxy card.

Each executed and returned proxy card or voting instruction card and each telephone or Internet vote will be voted as directed. If you do not provide voting directions, the proxy will be voted in accordance with the Board’s voting recommendations contained in this Proxy Statement.

If you are a stockholder of record, and you did not receive a postage-paid envelope, please mail your completed proxy card to Career Education Corporation, c/o Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038.

Please contact our proxy solicitation firm, Georgeson Inc., toll-free at (888) 206-5970 if you have any questions regarding voting or to request another copy of this Proxy Statement or the proxy card.

How do I vote if I am a beneficial owner through a stock brokerage account, a bank or other holder of record?

You will receive materials from your stockbroker, bank or other firm asking how you want to vote. You can complete the firm’s voting instruction form and return it as requested by the firm. If the firm offers Internet or telephone voting, the voting instruction form will contain instructions on how to access those voting methods.

You will not be able to vote in person at the 2011 Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other firm and present it at the 2011 Annual Meeting.

Stockholders are advised to forward their voting instruction forms promptly to allow brokers sufficient time to process the voting instructions. Broker non-votes will be included for purposes of determining whether a quorum is present at the 2011 Annual Meeting. Broker non-votes are proxies received by CEC from brokers or nominees when the broker or nominee has neither received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.

What is a quorum?

A quorum is the number of shares that must be present at a meeting to have a valid meeting and valid vote. The required quorum to transact business at the 2011 Annual Meeting is a majority of the voting power of shares of CEC common stock issued and outstanding and entitled to vote as of the Record Date.

The inspector of elections appointed for the 2011 Annual Meeting will tabulate the votes cast by proxy and in person at the 2011 Annual Meeting to determine whether or not a quorum is present. For purposes of determining whether a quorum is present, the inspector of elections will count abstentions and broker non-votes as shares that are present and entitled to vote.

Who will count the vote?

At the 2011 Annual Meeting, the inspector of elections appointed by our Board of Directors will tabulate the voting results.

What are the Board of Directors’ recommendations on each proposal?

The Board of Directors recommends that you:

•	Vote FOR all of the Board of Directors’ nominees for election as directors.

•	Vote FOR the nonbinding stockholder advisory vote on executive compensation paid by the Company to its named executive officers.

•	Vote FOR “1 Year” as the frequency of holding the nonbinding stockholder advisory vote on compensation paid by the Company to its named executive officers.

•	Vote FOR the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the year ended December 31, 2011.

What vote is required to approve each proposal?

•

Election of Directors:    Each outstanding share of our common stock is entitled to one vote for as many separate nominees as there are directors to be elected. If none of our stockholders provides the Company with notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a director election, or if our stockholders have withdrawn all such nominations by the tenth day before the Company mails its notice of meeting to our stockholders, a nominee for director will be elected to the Board of Directors if the votes cast “FOR” the nominee exceed the votes cast “AGAINST” the nominee. If the number of director nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares of common stock represented in person or by proxy at the 2011 Annual Meeting. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee. Abstentions and shares not present at the 2011 Annual Meeting, including broker non-votes, have no effect on the election of directors, because directors receiving a majority of votes cast will be elected.

•

Advisory Vote on Executive Compensation:    Approval, by a nonbinding advisory vote, of the compensation paid by the Company to its named executive officers requires the favorable vote of a majority of the shares of common stock present in person or by proxy at the 2011 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the vote.

•

Advisory Vote on Frequency of Advisory Vote on Executive Compensation:    Generally, approval of any matter presented to stockholders requires a favorable vote of a majority of the shares of common stock present in person or by proxy. However, because this vote is advisory and nonbinding, if none of the frequency options (every one, two or three years) receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders. Abstentions and broker non-votes will have no effect on this vote.

•

Ratification of Independent Registered Public Accounting Firm:    Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for 2011 requires the favorable vote of a majority of the shares of common stock present in person or by proxy at the 2011 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the proposal to ratify the appointment of Ernst & Young LLP.

As provided by law, the advisory votes on executive compensation and the frequency of those votes are nonbinding. Our Board will review and consider the results of the votes in making determinations concerning executive compensation and the frequency of such advisory votes.

What happens if a director nominee does not receive sufficient votes to be elected to the Board of Directors?

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. The Company’s Corporate Governance Guidelines provide that the Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election and that if an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. If the failure of a nominee to be elected at the 2011 Annual Meeting results in a vacancy on the Board, the Board may act to fill that vacancy.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before it is voted at the 2011 Annual Meeting. To change your vote for shares you own directly as a stockholder of record, you may:

•	submit a revocation letter with a later date than your proxy card to CEC’s Corporate Secretary; or

•	deliver a signed and dated proxy card that is dated later than your prior executed proxy card; or

•	vote again at a later date by telephone or Internet; or

•	attend the 2011 Annual Meeting and vote in person.

To revoke your proxy or instructions for shares you hold in “street name,” you can revoke your voting instructions by informing the holder of record in accordance with that holder’s procedures.

Could other matters be decided at the Annual Meeting?

Yes. At the date of this Proxy Statement, we did not know of any other matters to be presented for consideration at the 2011 Annual Meeting. If any other item or matter does properly come before the 2011 Annual Meeting, your proxy holders will vote in their discretion on that item or matter.

Is there a list of stockholders entitled to vote at the Annual Meeting?

Yes. An alphabetical list of stockholders of record entitled to vote at the 2011 Annual Meeting, showing the address of and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the 2011 Annual Meeting during ordinary business hours commencing May 7, 2011, and continuing through the date of the 2011 Annual Meeting at our principal offices, 231 North Martingale Road, Schaumburg, Illinois 60173.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, stockholders of record sharing a single address can choose to receive only one annual report to stockholders, proxy statement or notice of Internet availability of proxy materials, as applicable. This “householding” practice reduces our printing and postage costs. However, if you or another stockholder of record at a single address wishes to receive a separate Annual Report or Proxy Statement this year or in the future, you, he or she may contact us at (847) 585-3899 or may write to us at Investor Relations, Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173.

If you are a street name holder, you can request householding by contacting your bank or broker.

Can I access the Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report on Form 10-K on the Internet?

CEC’s 2010 Annual Report on Form 10-K for the year ended December 31, 2010, containing financial and other information pertaining to CEC, is being furnished to Stockholders with this Notice of Annual Meeting and Proxy Statement. The Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report on Form 10-K are also available on our website at www.careered.com under the caption “Investor Relations.”

CORPORATE GOVERNANCE

Board and Committee Meetings, Executive Sessions and Attendance

The Board of Directors met 15 times in 2010.

The Board’s standing committees are Audit, Compensation, Compliance and Nominating and Governance. In 2010, the Audit Committee held 9 meetings, the Compensation Committee held 11 meetings, the Compliance Committee held 12 meetings, and the Nominating and Governance Committee held 6 meetings.

In 2010, each incumbent director attended at least 75% of the aggregate total number of Board meetings and total number of Committee meetings on which he or she served during the period he or she served as a director or Committee member.

Annual Meeting Attendance

Directors are expected to attend the Annual Meeting, absent unusual circumstances. Each member of the Board of Directors who served as a director at the time of the 2010 Annual Meeting of Stockholders attended that meeting except for Mr. Gross, who was unable to attend due to scheduling conflicts.

Code of Ethics and Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics for Executive Officers specifically applicable to our executive officers and senior financial officers, including our principal executive officer, our principal financial officer and our principal accounting officer and controller. The Code of Ethics for Executive Officers is posted on our website, www.careered.com, under the caption “Investor Relations.”

We have also adopted a Code of Business Conduct and Ethics to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which we are subject. The Code of Business Conduct and Ethics is applicable to all of our employees, officers and directors, and is posted on our website, www.careered.com, under the caption “Investor Relations.”

These Codes are available in print to any stockholder who requests them. Any amendments of these Codes will be promptly posted on our website. The Audit Committee is responsible for our compliance with these Codes and reviews issues arising under the Codes, including any issues involving a director, executive officer or senior financial officer. Only the Audit Committee or the Board of Directors can approve a waiver from these Codes for these individuals. Neither the Audit Committee nor the Board envision that any waivers of these Codes would be granted for these individuals, but if a waiver were so approved, the waiver would be disclosed promptly on our Internet site and as otherwise required by the rules of the SEC and NASDAQ.

Corporate Governance Guidelines and Director Qualifications

The Board of Directors has adopted Corporate Governance Guidelines to assist it in fulfilling its responsibility to exercise its business judgment to act in what it believes to be the best interest of our stockholders. The Corporate Governance Guidelines, as amended, are posted on the Company’s website, www.careered.com, under the caption “Investor Relations.”

Director Independence—Our Corporate Governance Guidelines require that a majority of the Board consist of non-employee independent directors as defined under NASDAQ’s listing standards and any other applicable laws or regulations.

Nominating Procedures and Director Qualifications—Our Sixth Amended and Restated By-Laws address the director nominee selection process and our Corporate Governance Guidelines address director qualifications.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including stockholder and Board recommendations. The Nominating and Governance Committee does not evaluate candidates differently based on who has proposed the candidate. The Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates. The Nominating and Governance Committee recommends candidates for nomination to the Board of Directors.

Stockholders who wish to suggest qualified director candidates for consideration by the Nominating and Governance Committee should write to the Corporate Secretary, Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173 specifying the name of the candidate and stating in detail the person’s qualifications. A written statement from the candidate, consenting to be named as a candidate and to serve as a director if nominated and elected, should accompany the recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders of the Company must comply with the Company’s By-Laws regarding stockholder proposals and nominations. See “Proposals of Stockholders” contained in this Proxy Statement.

The Nominating and Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee or by a stockholder. The Committee believes that each member of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with his or her performance as a director. In evaluating and selecting new directors, the Committee considers whether the candidate meets the definition of independent director as specified in NASDAQ’s listing standards, as well as such candidate’s strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need for the Board. The Committee has sought candidates with diverse backgrounds and experience in academia, government regulation of postsecondary education, investing, accounting, finance and public companies to provide the Board with informed perspectives on the complex business and regulatory environment in which the Company operates, and has established both race and gender diversity on the Board. In the case of a current director being considered for re-nomination, the Nominating and Governance Committee also takes into consideration the director’s history of meeting attendance, tenure, and preparation for and participation at Board and Board Committee meetings.

Specific Qualifications, Attributes and Skills Our Directors Bring to the Board—The Company and its competitors faced regulatory and economic uncertainty in 2010 that is likely to persist through 2011. The U.S. Department of Education issued final regulations pertaining to certain aspects of the administration of Title IV Programs in October 2010, and is expected to publish further final regulations in 2011. These regulations could have significant impacts on the Company’s business practices, cause the Company to incur costs of compliance and of developing and implementing changes in operations and may affect student recruitment or enrollment, or result in changes in or elimination of certain of our educational programs. In 2010, the U.S. Congress commenced hearings and other examinations of the for-profit postsecondary education sector that have resulted in adverse publicity for the sector and that may lead to additional legislation or regulation of the sector. Across the sector, new student interest levels and subsequent enrollment appear to be moderating. In light of these and other events, the Board must balance the Company’s growth strategy with furthering the enhanced focus on quality, compliance and reputation of the past several years. The attributes, skills and experience that our Board members bring to the Company must support the Company’s strategies and actions necessary in dealing with these and other regulatory and economic uncertainties.

The discussion below describes the key experiences, qualifications, attributes and skills that led the Nominating and Governance Committee to the conclusion that the director nominees, who are among our incumbent Board members, are qualified to serve as directors of the Company at this time. However, this summary is not meant to be a complete description of all of the skills and attributes of our Board members. Additional details on our individual director nominees are presented in their biographies beginning at page 12.

Educational Services and Related Legal and Regulatory Experience

The Company offers a comprehensive array of educational programs and operates in a highly-regulated environment. Directors with experience in education and its regulation bring vital experience in understanding regulatory oversight and how it affects academics and operations. They can assist the Board in identifying trends that may impact the Company’s operations, services or business model, in developing compliance models, and in delivering academic services.

Strategic Planning and Growth Initiatives

The Company has a diversified mix of educational offerings. The colleges, schools and universities that are part of the Company have a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings at more than 90 campuses located throughout the United States and in France, Italy, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs to more than 116,000 students. Directors with experience in strategic planning for large organizations help the Board to oversee the Company’s strategic planning process through identifying growth and other objectives; defining imperatives in compliance, service delivery and other areas; assessing the appropriate business models for our schools; and analyzing other critical strategic issues for the Company.

Investment Management and Other Financial Expertise

The Board’s strategic planning oversight extends to reviewing and providing input on the Company’s annual and multi-year business plans. Those directors with experience in analyzing businesses and developing investment strategies from the investors’ perspective assist the Board in evaluating and establishing the Company’s business plans with the objective of creating value for stockholders.

Directors with experience in financial accounting and reporting, particularly for public companies, bring to the Board the financial expertise and financial literacy required to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, financial reporting and internal control practices of the Company.

Marketing

The Company’s business model has historically been highly dependent on brand management and direct marketing, much in the manner that consumer companies market goods and services. Like other companies in the for-profit postsecondary education sector, the Company’s marketing programs are subject to extensive federal, state and local legislation, regulation and scrutiny. Directors with marketing expertise assist the Board in evaluating the Company’s marketing and brand management programs, in assessing alternative marketing approaches, in reviewing the impacts of regulatory requirements on our marketing efforts and approach, and applying similar considerations critical to the business models utilized to create organic growth of the Company.

Governance

In discharging its duties, the Board is cognizant of its corporate governance responsibilities across numerous areas from its self-organization, director nomination process, executive compensation, stockholders and other matters. Directors that gain expertise in corporate governance trends from their other public company boards or other activities assist the Board in early identification of and decision-making on corporate governance matters.

Board Skills Matrix

The table below summarizes the specific qualifications, attributes and skills that led the Nominating and Governance Committee to the conclusion that the director nominees, who are among our incumbent Board members, are qualified to serve as directors of the Company at this time. This summary, however, is not meant to be a complete description of all of the skills and attributes of our Board members. Additional details on our individual director nominees are presented in their biographies; see “Nominees” below. An “X” indicates that the required expertise is a specific area of focus or expertise on which the Board relies and is a specific factor considered in nominating the director to serve on our Board. Lack of an “X” does not mean that the director does not possess the identified expertise.

Board of Directors
Required Expertise	Dennis H. Chookaszian	David W. Devonshire	Patrick W. Gross	Gregory L. Jackson	Thomas B. Lally	Steven H. Lesnik	Gary E. McCullough	Leslie T. Thornton
Educational Services and Related Legal and Regulatory Experience				x		x		x
Strategic Planning and Growth Initiatives	x	x	x	x	x		x
Investment Management and Other Financial Expertise	x	x	x	x	x
Marketing			x			x	x
Governance	x		x					x

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has an independent Chairman of the Board and a separate principal executive officer who is an employee of the Company. The Board established this leadership structure in December 2006. The Board, which was at that time considering candidates for the principal executive officer position and considering additional changes in the senior management team, felt that this leadership structure would both demonstrate the Board’s commitment to implement best practices in corporate governance and would allow the Board to effectively oversee and integrate a new management team with varying levels of experience in for-profit postsecondary education. The Board believes that this leadership structure continues to serve the best interests of the Company and its stockholders because it enhances communication among the Board and members of the senior executive team and enables the Board to more effectively oversee the Company’s strategy and strategy implementation.

The Board oversees risk management both through the Company’s enterprise risk management process and the internal audit function. In 2007, the Board established the Company’s Risk Committee, whose membership consists of our senior executive officers, the Corporate Controller and the heads of Risk Management, Information Technology and Internal Audit. The Risk Committee conducts enterprise-wide, business-unit specific and other discrete topic risk surveys and assessments periodically, utilizes the survey results to identify and prioritize the Company’s top risks, and develops implementation plans to manage the risks. The Risk

Committee reports quarterly to the Audit Committee and at least annually to the entire Board of Directors regarding identified enterprise risks, risk assessment and mitigation, effectiveness of risk management and related matters. The Board and Risk Committee have embedded enterprise risk management analysis in the Company’s strategic planning and its annual business plan and have developed an organization-wide training program on risk management techniques.

The head of Internal Audit reports directly to the Audit Committee of the Board. The Company’s Internal Audit function prepares both annual and three-year audit plans identifying specific audit activities, scope and prioritization. These audit plans are developed utilizing the enterprise risk management survey results, the COSO framework for internal controls and the IT Governance Institute’s COBIT framework and are linked to the Company’s annual business plan.

Communications with the Board of Directors

Stockholders or other interested parties may communicate with the Board of Directors by sending a letter to the Board of Directors, c/o Corporate Secretary, Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. The Corporate Secretary will receive the correspondence and forward it to the director or directors to whom the communication is addressed. From time to time, the Board of Directors may change the process by which stockholders may communicate with the Board or its members. Please refer to our website, www.careered.com under the captions “Investor Relations-Corporate Governance” for any changes in this process.

Transactions with Related Persons

The Board of Directors and the Company have established certain policies and procedures regarding review and approval of activities involving related-person transactions as defined under applicable SEC regulations. Related persons include anyone who is, or has been since the beginning of the last fiscal year, a director or director nominee, an executive officer, a stockholder owning 5% or more of our outstanding common stock, and any immediate family member or associate of any of these persons. A person’s “immediate family” includes his or her spouse, parents, step-parents, children, step-children, brothers and sisters, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than a tenant or employee) sharing the person’s home. A person’s “associates” include (a) any corporation or organization (other than the Company or its subsidiaries) of which the person is an officer or partner, or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and (c) any member of the person’s immediate family who has the same home as the person or who is a director or officer of the Company or any of its subsidiaries.

The Board has delegated to the Audit Committee the responsibility to review, approve or ratify any transactions with related persons required to be reported in the Company’s periodic reports with the SEC to determine if each transaction is in the best interests of the Company and its stockholders and is consistent with applicable legal or regulatory requirements. The Audit Committee meets quarterly with our internal audit department members and our General Counsel to review the results of their monitoring of compliance with the Company’s Code of Business Conduct and Ethics (which applies to directors as well as all employees) and the Code of Ethics for Executive Officers. Monitoring procedures include the Company’s Speak-Up Line for anonymous reporting of suspected violations of those Codes and entity level testing of key controls in connection with internal control over financial reporting and disclosure controls and procedures.

Our Code of Business Conduct and Ethics includes the Company’s Conflicts of Interest Policy, among other policies. Directors are expected to read this Code and adhere to its provisions to the extent applicable in carrying out their duties and responsibilities as directors. The Conflicts of Interest Policy provides, among other things, that it is improper for employees to do business with an individual that is not at “arms length” even if the employee has no financial interest in the transaction or arrangement; that employees shall not directly or indirectly have any interest in or have any personal contract, agreement or understanding of any nature whatsoever with suppliers, customers or other persons or entities doing business or negotiating to do business with the Company; that employees must bring any business opportunity encompassed under the Conflicts of Interest Policy to the attention of the appropriate Company official; and that employees are prohibited from engaging or participating, directly or indirectly, either as a principal, agent, employee, employer, consultant, stockholder, co-partner, board member or in any other individual or representative capacity, in the conduct or management of, or own any stock or other proprietary interest in, any business that is or may be competitive or seeks to do business with the Company, unless the employee has obtained the prior written consent of the Company. However, the Policy allows ownership of up to 5% of the capital stock of public companies that are regularly traded on any national exchange or in the over-the-counter market.

The Board’s Nominating and Governance Committee reviews the independence of and any possible conflicts of interest of directors and director nominees at least annually in connection with information gathered from Directors’ and Officers’ Questionnaires and the director nominee selection process. Directors are required to disclose potential and existing related-party transactions in completing the questionnaire. Directors are also expected to disclose all potential related-party transactions to the Audit Committee and to the Board of Directors in compliance with the Audit Committee’s responsibilities regarding review of related-person transactions. Corporate legal and accounting staff also review all purchases, sales or other financial transactions between CEC and each outside director or nominee, and between CEC and any entity and affiliates of which a director or nominee is an employee, director, or trustee. Based on these reviews, CEC has no related-party transactions to report in this Proxy Statement, nor are we aware of any business or other relationship that might bear on our directors’ independence.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has nominated the eight director candidates named below. Each of the nominees is presently serving as a director of Career Education Corporation and is running for re-election. Mr. Edward A. Snyder notified the Company that he would not stand for re-election at the 2011 Annual Meeting of Stockholders but will remain on the Board until the 2011 Annual Meeting. If elected, the eight nominees for election as directors will each serve for a one-year term expiring at the Company’s 2012 Annual Meeting of Stockholders. The Board of Directors recommends that stockholders vote in favor of the election of all of the nominees named in this Proxy Statement to serve as directors of CEC. See “Nominees” below.

The Board of Directors has affirmatively determined that each of the director nominees except for Mr. McCullough, an employee director who is our President and Chief Executive Officer, is an “independent director” under the NASDAQ listing standards and is independent under NASDAQ’s listing standards applicable to his or her Committee memberships. The Board used Rule 5605(a)(2) of NASDAQ’s corporate governance listing requirements applicable to its listed companies and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”), as a guide in its independence determination.

If any of the Board of Director’s nominees is unable or declines to serve at the time of the Annual Meeting, the persons named as proxies on the proxy card will vote for the substitute nominee or nominees recommended by the Board of Directors or vote to allow the vacancy to remain open until filled by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director if elected.

NOMINEES

Dennis H. Chookaszian	Director since October 2002

Mr. Chookaszian, age 67, has served as Chairman of the Financial Accounting Standards Advisory Council, which advises the Financial Accounting Standards Board (“FASB”), since January 1, 2007. Mr. Chookaszian was formerly the Chairman and Chief Executive Officer of CNA Financial Corporation. During his 27-year career with CNA, Mr. Chookaszian held several management positions at CNA’s business unit and corporate levels. In 1992, he was named Chairman and Chief Executive Officer of CNA Insurance Companies, and in 1999 he became Chairman of CNA’s executive committee. Mr. Chookaszian retired from CNA in 2001. Mr. Chookaszian is currently a director of Allscripts Healthcare Solutions, Inc., a provider of clinical, financial, connectivity and information solutions and related professional services for hospitals, physicians and post-acute organizations; CME Group Inc. (formerly known as Chicago Mercantile Exchange Holdings Inc.), a U.S. financial exchange; LoopNet, Inc., an information services provider to the commercial real estate industry; and Insweb Corporation, an on-line insurance provider. During the past five years, he also has served as a director of Sapient Corporation, a public global services firm providing digital marketing and business and information technology services. Mr. Chookaszian has a Bachelor of Science in chemical engineering from Northwestern University, a Master of Business Administration in finance from the University of Chicago and a master’s degree in economics from the London School of Economics. He received certification as a public accountant in 1971 and also is a Chartered Property Casualty Underwriter.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Chookaszian assists the Board and Company in assessing its growth strategies by providing transaction structuring alternatives, negotiating strategies and assessments of strategic value regarding potential Company acquisitions and dispositions, developed during his tenure at CNA, through his service on the advisory boards of a number of private equity firms, and his involvement in the purchase or sale of more than 100 companies throughout his career.

Investment Management and Other Financial Expertise	Mr. Chookaszian provides in-depth financial expertise to the Audit Committee of the Board that is augmented by his knowledge of trends in financial reporting, financial regulation standard-setting and related global regulations. He is a national leader in the financial regulatory area, as he serves as the Chairman of the Financial Accounting Standards Advisory Council, which advises on issues related to projects on the Financial Accounting Standards Board’s (“FASB”) agenda, and is also a member of the Financial Crisis Advisory Group (“FCAG”), which advises the FASB and the International Accounting Standards Board about standard-setting implications of the current global financial crisis and potential changes to the global regulatory environment. FCAG members are drawn from senior leaders throughout the world with a broad experience in international financial markets and an interest in the transparency of financial reporting information.
Governance	Mr. Chookaszian brings to the Board in-depth knowledge and trend information regarding corporate governance, gained both from his experience on boards of very large and smaller public companies and his academic interest in corporate governance. He teaches corporate governance at the University of Chicago Booth School of Business, at Cheung Kong University in Beijing, China, and at IIPM University in India, and also teaches director education courses at Northwestern University’s Kellogg Graduate School of Management.

David W. Devonshire	Director since March 2008

Mr. Devonshire, age 65, served as Executive Vice President and Chief Financial Officer of Motorola, Inc., from March 2002 through his retirement in March 2007. Motorola, a global provider of integrated communications and embedded electronic solutions, had annual revenues exceeding $42 billion at the time of his retirement. From December 1998 until joining Motorola, Mr. Devonshire was Executive Vice President and Chief Financial Officer of Ingersoll-Rand Company, a global diversified industrial firm. From July 1993 until joining Ingersoll-Rand, he served as Senior Vice President and Chief Financial Officer of Owens Corning, a global producer of residential and commercial building materials. Prior to joining Owens Corning, Mr. Devonshire served in financial positions with Baxter International Inc., The Mead Corporation and Honeywell International Inc. Mr. Devonshire currently serves on the Boards of Arbitron Inc., a media and marketing research firm, ArvinMeritor, Inc., a global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry and Roper Industries, a diversified industrial company that produces engineered products. He also serves as a financial adviser to a private equity firm, Hassison Street Capital. Mr. Devonshire holds a Bachelor of Science in accounting from Widener University and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Devonshire offers the Board insights into various models of how corporate and line functions can and should interrelate with and inform strategic planning activities, financial performance, and other critical corporate planning activities.
Investment Management and Other Financial Expertise	Mr. Devonshire provides in-depth financial expertise in overseeing financial reporting, internal controls and financial strategy within public companies, more particularly the preparation of audited financial statements, implementation of financial controls, external and internal auditing, and analysis and evaluation of financial statements. These skills support the Board’s oversight responsibilities for the Company’s financial statements and internal controls.

Patrick W. Gross	Director since December 2005

Mr. Gross, age 66, has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm, since 2002. Mr. Gross also was a founder and principal executive officer of American Management Systems, Inc., a computer applications software and systems integration firm, from 1970 to 2002. He became Chairman of its executive committee in 1982. He has served as chairman of the board of several companies owned by private equity firms. In addition, he served as Vice Chairman of Youth for Understanding International Exchange and serves on the Board of the All Kinds of Minds Institute, a non-profit organization assisting students who struggle with learning. Mr. Gross currently is a director of Capital One Financial Corporation, a diversified financial services holding company; Liquidity Services, Inc., an operator of several leading online auction marketplaces for surplus and salvage assets; Rosetta Stone, a leading provider of technology-based language learning solutions; Taleo Corporation, a leading global provider of on-demand talent management software solutions; and Waste Management, Inc., a leading provider of comprehensive waste management services. During the past five years, he has also served on the boards of Mobius Management System, Inc. and Computer Network Technology Corporation. He attended Cornell University and received a Bachelor in Engineering Science from Rensselaer Polytechnic Institute. Mr. Gross also earned a Master of Science in Engineering from the University of Michigan and a Master of Business Administration from the Stanford Graduate School of Business.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Gross has strong strategic planning expertise from his experience in founding and building numerous companies. He has particular expertise in leveraging information technology and advanced data analytics.
Investment Management And Other Financial Expertise	Mr. Gross’ background in financial reporting and financing of companies, both smaller NASDAQ companies and large multi-billion NYSE companies, provides him with, among other things, extensive experience in planning and implementing financial management and other ERP systems.
Marketing	Mr. Gross brings to the Company extensive experience in direct marketing to consumers utilizing advanced data analytics.
Governance

Mr. Gross has a keen understanding of corporate governance initiatives and trends, practical methods of implementing corporate governance processes and best practices, and a focus on fiduciary responsibilities of directors and management, arising from his service as board chairman/lead director/presiding director of NYSE, NASDAQ, and private companies and as chairman of audit, compensation, and governance and nominating committees for a wide range of companies.

Gregory L. Jackson	Director since November 2008

Mr. Jackson, age 44, has been a senior portfolio manager with Ensign Peak Advisors since January 1, 2011. Prior to that time, Mr. Jackson was an investment partner of Blum Capital Partners, L.P., which he joined in 2003, and where he had served as Co-Head of its Investment Committee, a member of its affiliate, Blum Strategic GP, L.L.C., and managing member of each of the following affiliates: Blum Strategic GP II, L.L.C., Blum Strategic GP III, L.L.C., and Blum Strategic GP IV, L.L.C. His responsibilities at Blum Capital Partners included sourcing new investment opportunities, managing Blum’s investment portfolios, and overseeing the investment research process. Prior to joining Blum, Mr. Jackson spent six years at Harris Associates LP where he was the co-portfolio manager of the Oakmark Global Fund (which received a Morningstar 5-star rating during his tenure) from its inception in August 1999 through October 2003. He also was a partner at Harris Associates LP and an investment analyst of domestic equities. Prior to joining Harris Associates LP, he was a partner, portfolio manager and investment analyst with Yacktman Asset Management. Mr. Jackson also currently serves as a director for AxisPointe, Inc. and Veracity Payment Solutions, Inc., which are portfolio companies of Blum Capital Partners, L.P. and its affiliates. Mr. Jackson received a Bachelor of Science from the University of Utah and his Master of Business Administration from the University of Chicago.

During Mr. Jackson’s tenure with Blum, Blum Capital Partners, L.P. and certain of its affiliates beneficially owned more than 10% of the Company’s common stock. Mr. Jackson disclaimed beneficial ownership of the shares held by the various Blum entities, except to the extent of any pecuniary interest therein. As a partner, managing member or member of Blum Capital Partners, L.P. and the affiliates listed above through December 31, 2010, Mr. Jackson was an owner of Blum Capital Partners, L.P. and was eligible for profit participation in that entity. He was also eligible for carried interest profits in the investment funds managed by Blum Capital and its affiliates listed above, including carried interest on the net aggregate profits (if any) from the sale of the securities of the Company (and other portfolio companies) held by these investment funds.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Expertise	Mr. Jackson has an extensive background in analyzing and investing in the for-profit education industry, having worked closely with the managements and boards of directors of Blum’s portfolio companies to increase stockholder value by partnering with these companies to implement various financial, operational and governance initiatives. This experience enables him to bring to the Board deep knowledge of the industry and insights into linkages between various aspects of the Company’s business and stockholder value creation.
Strategic Planning and Growth Initiatives	Mr. Jackson’s role as a director at portfolio companies has focused on strategic growth and planning for public companies, which assists the Board in its strategic planning activities. Mr. Jackson also has an extensive background in analyzing and investing in the for-profit education industry and provides the Board with investors’ views on education industry fundamentals and increasing stockholder value.
Investment Management and Other Financial Expertise	Mr. Jackson, as a career investment manager, brings the perspective of investors and his experience in analyzing businesses and developing investment strategy, to the Company.

Thomas B. Lally	Director since January 1998

Mr. Lally, age 67, served as the President of Heller Equity Capital Corporation from August 1995 until his retirement in October 2001. He also was an Executive Vice President of Heller Financial, Inc. and Chairman of its Executive Credit Committee since April 1995, with direct responsibility for the asset quality oversight of its portfolio of loan and equity investments. Mr. Lally joined Heller Financial, Inc. in 1974. Mr. Lally received a Bachelor of Business Administration degree from Pace University.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Lally provides the Board with strategic insights into planning and implementing growth and value creation for stockholders.
Investment Management and Other Financial Expertise	Mr. Lally’s extensive experience at Heller equipped him with the financial skills necessary to evaluate investments in other companies or in various aspects of the Company’s business. He provides the Board with a broad overview of many business ventures with differing business models and growth strategies, that informs the Board’s analyses about the Company’s options.

Steven H. Lesnik	Director since February 2006

Mr. Lesnik, age 70, has served as Chairman of our Board since March 2008. Mr. Lesnik is Chairman of the Board of Directors of KemperSports Inc., an Illinois-based company that develops, owns, leases and manages golf facilities, athletic clubs and lodging venues nationwide and is engaged in marketing communications. Mr. Lesnik co-founded KemperSports Inc. with James S. Kemper, Jr. in 1977 and served as its Chief Executive Officer from 1979 to March 2008. From 1968 to 1979, he held numerous positions at Kemper Insurance Companies, including vice president. Mr. Lesnik is actively committed to education, having served as Chairman of the Illinois Board of Higher Education, as a visiting lecturer at Northwestern University, and as a director of the Illinois Math and Science Academy Foundation. Mr. Lesnik received a Bachelor of Arts from Brown University.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Expertise	Mr. Lesnik is experienced in state regulation and oversight of postsecondary education, having served as Chairman of the Illinois Board of Higher Education.
Marketing	Mr. Lesnik is skilled in strategic communications to customers, employees and other external audiences, derived from his background in marketing for Kemper Insurance Companies. Mr. Lesnik’s marketing communications background and his commitment to education provide the Board with insights into marketing strategy and trends, marketing programs and their implementation, brand identification and other aspects of marketing that are critical to the Company’s growth strategies.

Gary E. McCullough	Director since March 2007

Mr. McCullough, age 52, has served as our President and Chief Executive Officer since March 2007. Prior to joining the Company, Mr. McCullough held senior executive positions with large public companies. From December 2003 to March 2007, Mr. McCullough served as Senior Vice President of Abbott Laboratories and as President of its Ross Products Division, a manufacturer of a variety of pediatric and adult nutritional products. Abbott Laboratories, with 2010 sales of $35.7 billion, is a global broad-based health company operating in more than 130 countries with more than 72,000 employees at more than 100 manufacturing, distribution, research and development sites around the world. From March 2000 until December 2003, Mr. McCullough served as Senior Vice President-Americas of Wm. Wrigley Jr. Company, then a public manufacturer and seller of confections with global sales in excess of $4 billion. Mr. McCullough is a director of The Sherwin-Williams Company, a company engaged in the manufacture, distribution and sale of coatings and related products, where he also serves as a member of the Audit Committee. Mr. McCullough holds a Bachelor of Science from Wright State University and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. McCullough provides the Board (from his experience at the senior levels of substantial public companies, including Abbott Laboratories and Wm. Wrigley Jr. Company, and his background in marketing consumer products at those companies), with strategies for creating, implementing, and effectively communicating the Company’s strategic plan and helping employees understand their responsibilities in achieving the strategic plan.

Marketing	Mr. McCullough brings to the Board and the Company his significant experience and skills in marketing consumer goods and services for global providers, which experience and skills assist the Board and the Company in structuring and refining its marketing programs and improving its brand management. Because his focus has been marketing of goods that were subject to U.S. federal regulatory oversight and other regulations, his knowledge and understanding of the complexities of marketing goods and services that must comply with stringent federal regulations assist the Board in balancing the Company’s growth with compliance initiatives in our highly regulated business sector.

Leslie T. Thornton	Director since December 2005

Ms. Thornton, age 52, has served as a partner with the law firm of Dickstein Shapiro LLP in Washington D.C. since 2004, and as a partner with the law firm of Patton Boggs, LLP from 2000 to 2004. Beginning with the Presidential Transition of 1992 and until 2000, Ms. Thornton worked with U.S. Secretary of Education Richard W. Riley, first as Deputy Chief of Staff and Counselor, and then as Chief of Staff at the U.S. Department of Education (“ED”). During her nearly eight years at ED, Ms. Thornton advised the Secretary on all ED matters, served as the liaison between the Secretary and the White House on policy, political, ethics, personnel and other issues; supervised the higher education administrative appeals process for the Secretary; and helped implement President Clinton’s education initiatives. Ms. Thornton was selected by the White House in 1995 to serve on the President’s White House Budget Working Group and in 1996 served in a senior role on President Clinton’s presidential debate team. In addition to her work at ED, Ms. Thornton founded the Educational Equity Institute and Capitol Education Fund, organizations dedicated to improving educational access and opportunity. She holds a Bachelor of Arts from the University of Pennsylvania and a law degree from Georgetown University.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Experience	Ms. Thornton is knowledgeable in the legislative and regulatory aspects of postsecondary education from the policy and legal perspectives. She provides insight and strategic advice regarding trends and issues involved in the federal oversight of both public and private postsecondary educational institutions and providers.
Governance	Ms. Thornton provides the Board with expertise in governance from the standpoint of corporate legal compliance and corporate process controls to assist in assuring such compliance. She has developed that expertise in her legal practice, which is focused on counseling large corporations in complex internal corporate investigations, federal agency and congressional investigations, regulatory matters before federal government agencies, state attorneys’ general investigations, and high-level executive branch policy and political work.

The Board of Directors recommends that stockholders vote FOR all of the Board of Directors’ nominees for election as directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established an Audit Committee, a Compensation Committee, a Compliance Committee and a Nominating and Governance Committee, each comprised entirely of directors who are “independent” as defined in the NASDAQ listing standards. Each Committee has a written charter that is posted on our website, www.careered.com, under the caption “Investor Relations.” Each Committee reports to the full Board of Directors regarding carrying out the Committee responsibilities set forth in its charter.

Director	Audit	Compensation	Compliance	Nominating and Governance
Dennis H. Chookaszian	x (Chairperson)		x	x
David W. Devonshire	x	x
Patrick W. Gross	x	x (Chairperson)		x
Gregory L. Jackson		x	x
Thomas B. Lally		x		x (Chairperson)
Steven H. Lesnik (1)
Edward A. Snyder	x		x
Leslie T. Thornton			x (Chairperson)	x

(1)	Mr. Lesnik serves as the Chairman of the Board and as a non-voting member of each of the Board’s Committees.

Audit Committee

The Audit Committee, among other of its responsibilities:

•

Oversees our accounting and financial reporting processes, audits of our financial statements, the internal audit department, qualitative aspects of financial reporting to stockholders, related-party transactions and the Company’s processes to manage business and financial risk.

•	Retains and oversees our independent registered public accounting firm, including reviewing its independence.

•	Pre-approves all audit services and permissible non-audit services.

The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee members as set forth in the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934 (the “Exchange Act”) and NASDAQ listing standards. After reviewing the qualifications of the Committee’s members, and any relationships they have with CEC that might affect their independence from CEC, the Board of Directors has determined that (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Exchange Act and as defined in the NASDAQ listing standards, (2) all current members of the Audit Committee are financially literate, and (3) Mr. Chookaszian, Mr. Devonshire and Mr. Gross qualify as audit committee financial experts under the applicable rules promulgated under the Exchange Act.

Compensation Committee

The Compensation Committee, among other of its responsibilities:

•

Reviews and recommends to the Board the Company’s goals and objectives relevant to compensation; oversees that Company policies and programs align with those goals and objectives; and reviews relevant market data in establishing compensation and benefits.

•	Recommends to the Board the adoption or termination of any broad-based or executive compensation or benefit plans.

•

Reviews, administers and recommends our Chief Executive Officer’s compensation for approval by all of the independent directors of the Board; reviews, administers and establishes the compensation of each of our executive officers; and for our officers other than our executive officers, reviews the Chief Executive Officer’s reports regarding incentive awards, termination arrangements and salary levels, which are established by the Chief Executive Officer.

•	Reviews our succession plan for the Chief Executive Officer and other senior executive officers.

•

Administers the Company’s stock incentive plans and other compensation and benefit plans. See “Report of the Compensation Committee of the Board of Directors” and “Compensation Discussion and Analysis” below.

Delegation of Authority:    The Compensation Committee Charter specifies that the Chief Executive Officer establishes incentive awards, termination arrangements and salary levels for officers other than our executive officers; the Chief Executive Officer provides periodic reports to the Compensation Committee on these matters.

Our incentive compensation plans authorize the Compensation Committee to delegate authority to our Chief Executive Officer or Chief Financial Officer to grant equity awards within certain limitations. The Compensation Committee cannot delegate its authority for grants to our executive officers, to covered employees (generally the most highly compensated employees of the Company) within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to persons subject to Section 16 of the Exchange Act, and for awards intended to qualify as performance awards under Section 162(m). The Compensation Committee’s guidelines for equity awards allow our Chief Executive Officer to make stock grants to new employees and existing employees (except those who are executive officers under Section 16 of the Exchange Act) of up to 10,000 shares per award with an aggregate limit of 200,000 shares or units in any 12-month period, of which up to 100,000 shares or units may be awarded in the form of restricted stock awards and up to 100,000 shares may be awarded in the form of stock option grants.

The Compensation Committee and the Board also have established the Career Education Corporation Employee Benefits Committee to administer our health and welfare plans, our Employee Stock Purchase Plan (a Section 423 plan under the Code), our 401(k) plan, general employee plans and certain incentive plans (but excluding any incentive programs under the Career Education Corporation 2008 Incentive Compensation Plan (the “2008 Plan”) and excluding any plans or programs affecting solely our executive officer group.) The Employee Benefits Committee is comprised of five senior executives, who are our Chief Financial Officer, the Senior Vice President and Chief Administrative Officer, the Senior Vice President and Chief Human Resources Officer, the Senior Vice President of Tax and Risk Management, and the Senior Vice President and General Counsel. This Committee reports its activities and actions to the Compensation Committee at least quarterly.

Role of Executive Officers—The Senior Vice President and Chief Human Resources Officer attends each meeting of the Compensation Committee (except for its executive sessions without management present) to provide input regarding senior management’s view on our overall compensation programs, to provide feedback from key management on the forms of compensation and whether specific forms of compensation and specific performance measures and targets provide appropriate incentives for desired goals and objectives, and to provide the Committee with data concerning each executive’s experience, salary and promotion history, development and other materials necessary or useful to the Committee’s deliberations. The Chief Executive Officer attends the majority of the Compensation Committee’s meetings (except for its executive sessions without management present) and submits recommendations to the Committee concerning performance and pay for the executive officers, excluding himself. As noted above, the Chief Executive Officer establishes incentive awards, termination arrangements and salary levels for Company officers other than the executive officers.

Role of the Compensation Consultant and Compensation Consultant Independence—As further described below in “Compensation Discussion and Analysis,” the Compensation Committee has retained Frederic W. Cook & Company, Inc. (“Cook”), an independent compensation and benefits consulting firm, to assist the

Committee on executive compensation matters. Cook representatives attend most meetings of the Compensation Committee, including certain executive sessions without management present; advise the Committee on compensation trends and practices; prepare market survey data on executive compensation; provide analyses and data compilations regarding executive compensation; and advise on executive pay recommendations for our executive officers.

The Compensation Committee has adopted a policy requiring its compensation consultant to be independent of Company management. The policy requires that the independent consultant:

•	Be retained and terminated by the Compensation Committee.

•	Report solely to the Compensation Committee.

•	Be independent of the Company.

•

Not provide any service or undertake any work for the Company other than that performed for the Compensation Committee, and as may from time to time be authorized by the Compensation Committee at the request of the Nominating and Governance Committee of the Board of Directors.

•

Not provide any unrelated services or products to the Company and its affiliates or management, except as allowed under the rules and regulations of the SEC and of any national stock exchange on which securities of the Company are listed.

The Compensation Committee performs an annual assessment of its consultant’s independence in which it considers the nature and amount of work performed during the year, the nature of any unrelated services performed for the Company, the amount of fees paid for those services in relation to the firm’s total revenues, the consultant’s policies and procedures designed to prevent conflicts of interest, any business or personal relationships between the consultant and any Compensation Committee member, and the amount of Company stock owned by the consultants working for the Company. The consultant also prepares an annual independence letter for the Compensation Committee, providing appropriate assurances and confirmation of the consultant’s independent status. Based on the 2010 annual assessment and 2010 independence letter, the consultant is independent regarding all factors assessed.

Compliance Committee

The Compliance Committee oversees our policies, programs and procedures to ensure compliance with applicable laws, regulations and the Company’s policies and advises our Board on the status of our compliance programs and ongoing developments relating to compliance matters, including education regulatory matters.

Nominating and Governance Committee

The Nominating and Governance Committee identifies candidates who are eligible to serve as directors under the qualification standards set forth in our Corporate Governance Guidelines; recommends the structure and membership of other Board Committees to the Board of Directors; and considers corporate governance matters and periodically recommends corporate governance principles to the Board. The Committee also reviews potential conflicts of interest of prospective Board members, reviews and recommends to the Board the compensation and benefits of directors and takes the steps it deems necessary or appropriate regarding the oversight and evaluation of the Board and each Board Committee.

DIRECTOR COMPENSATION

During 2010, each of our non-employee directors was paid an annual retainer of $18,000 ($1,500 per month) for his or her services as a director, except the Chairman of the Board, whose annual retainer was increased from $80,000 to $120,000 effective May 19, 2010. Each non-employee director was also paid $1,000 for each Board of Directors’ meeting attended ($2,000 per meeting for the Chairman of the Board). Each Committee chairperson received an additional fee of $1,000 for each Committee meeting attended and other members of the Board Committees receive $500 for each Board Committee meeting attended.

In addition, each non-employee director receives an annual grant of stock options on the date of our Annual Meeting of Stockholders. Each non-employee director was granted stock options to purchase 24,000 shares of our common stock at the closing price of the common stock on NASDAQ on May 19, 2010. One-third of the options granted to each non-employee director vest on each of the grant date and the two successive anniversaries of the grant date, subject to continued Board service on each vesting date. Vested options are exercisable for ten years from the grant date unless a director ceases Board service, in which event early termination provisions apply.

Commencing January 2010, in accordance with the Non-employee Director Share Accumulation Program, non-employee directors can elect to utilize all or a portion of their annual retainer fee and quarterly meeting fees to acquire shares of Company stock from the Company. These shares are acquired quarterly in arrears.

Each director is covered by our directors’ and officers’ insurance policy and also has an indemnification agreement providing indemnification and advancement of expenses to the fullest extent permitted by Delaware law. All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors and Committee meetings and associated with Board or Committee responsibilities.

The total compensation of our non-employee directors for the year ended December 31, 2010 is shown in the following table:

2010 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Option Awards(9)	Total
Dennis H. Chookaszian (1)	$51,000	$450,960	$501,960
David W. Devonshire (2)	$43,000	$450,960	$493,960
Patrick W. Gross (3)	$51,500	$450,960	$502,460
Gregory L. Jackson (4)	$44,500	$450,960	$495,460
Thomas B. Lally (5)	$43,500	$450,960	$494,460
Steven H. Lesnik (6)	$134,731	$450,960	$585,691
Edward A. Snyder (7)	$39,500	$450,960	$490,460
Leslie T. Thornton (8)	$48,000	$450,960	$498,960

(1)	Chairperson of the Audit Committee. As of December 31, 2010, Mr. Chookaszian held options to purchase 240,000 shares of Company common stock.

(2)	As of December 31, 2010, Mr. Devonshire held options to purchase 90,000 shares of Company common stock.

(3)	Chairperson of the Compensation Committee. As of December 31, 2010, Mr. Gross held options to purchase 144,000 shares of Company common stock.

(4)	As of December 31, 2010, Mr. Jackson held options to purchase 72,000 shares of Company common stock.

(5)	Chairperson of the Nominating and Governance Committee. As of December 31, 2010, Mr. Lally held options to purchase 264,000 shares of Company common stock.

(6)	Chairman of the Board. As of December 31, 2010, Mr. Lesnik held options to purchase 138,000 shares of Company common stock.

(7)	As of December 31, 2010, Mr. Snyder held options to purchase 90,000 shares of Company common stock.

(8)	Chairperson of the Compliance Committee. As of December 31, 2010, Ms. Thornton held options to purchase 144,000 shares of Company common stock.

(9)	Amounts were calculated at the aggregate grant date fair value, excluding the effect of estimated forfeitures and utilizing the provisions of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718—Compensation—Stock Compensation. See Note 15 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for information regarding the assumptions used in the valuation of our equity awards.

In December 2008, the 1998 Non-Employee Directors’ Stock Option Plan was amended to delete the Board of Directors’ full discretion to grant the non-employee directors who participated in that Plan the right to surrender all or part of a stock option award to the Company and to receive cash in an amount equal to the amount by which the change in control price per share exceeded the per share amount that the plan participant must pay to exercise the stock option award, multiplied by the number of shares of common stock for which the director exercised this right. The December 2008 amendment was made in order to conform this Plan to the requirements of Code Section 409A governing deferred compensation arrangements.

Certain of our non-employee directors also hold options under the 1998 Employee Incentive Compensation Plan (the “1998 Plan”). In December 2008, these directors waived their right, in event of a change in control of the Company, to surrender all or part of these stock options to the Company and receive, within 30 days of that notice, cash in an amount equal to the amount by which the per share change of control price, as defined in the 1998 Plan, exceeded the per share amount that the holder must pay to exercise the stock option award, multiplied by the number of stock options for which the holder has exercised this right. The Company requested the waiver in order that these options and the 1998 Plan comply with the provisions of Code Section 409A (governing deferred compensation arrangements).

On February 20, 2009, the Company entered into Option Extension and Amendment Agreements with the non-employee directors (other than Gregory L. Jackson, who entered into a separate agreement discussed immediately below) regarding then-outstanding option grants held by them. These agreements amended the then-outstanding non-employee director option grants to (a) increase the stock ownership threshold upon which a change in control of the Company is deemed to occur from 20% to 35% and (b) extend the post-termination exercise period of these options to the earlier of (i) three years following termination of service as a director of the Company and (ii) the original expiration date of the option, except in the case of termination of service as a director of the Company at a time when cause (as defined in the 2008 Plan) exists.

On the same day, the Company entered into an Option Extension Agreement with Gregory L. Jackson, a non-employee director of the Company who holds Company options only under the 2008 Plan. The agreement extended the post-termination exercise period of his then-outstanding options to the earlier of (a) three years following termination of service as a director of the Company and (b) the original expiration date of the option, except no extension will be granted in the case of termination of service as a director of the Company at a time when cause (as defined in the 2008 Plan) exists.

The Nominating and Governance Committee has the responsibility to review non-employee director compensation on a periodic basis and to recommend changes to the Board of Directors.

Stock Ownership Guidelines

Our Board of Directors expects non-employee directors to be active participants in improving stockholder value by maintaining a predetermined level of ownership of Company common stock. The Board adopted stock ownership guidelines effective December 31, 2005, that set the non-employee director ownership target at five times the base annual retainer (excluding meeting and Committee fees). Non-employee directors at December 31, 2005 were allowed five years, or until December 31, 2010, to reach their stock ownership target. Non-employee directors joining the Board after December 31, 2005, have five years from the date of joining the Board to achieve their ownership target. The guidelines specify that the Chairman of the Board may determine to reduce future levels of stock awards or option grants to those directors not making satisfactory progress towards ownership targets, taking into consideration that extended blackout periods during which directors cannot purchase Company shares on the open market may restrict directors’ ability to accumulate shares.

The Nominating and Governance Committee Chairman conducts an annual review of each non-employee director’s progress towards the target stock ownership levels and communicates that progress to individual directors. As of December 31, 2010, all outside directors met or exceeded the required ownership target.

EXECUTIVE OFFICERS

Set forth below is a table identifying our executive officers at April 1, 2011, who are not identified in the tables entitled “Election of Directors—Nominees.”

Name	Age(1)	Position
Jeffrey D. Ayers	50	Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Thomas G. Budlong	50	Senior Vice President, Chief Administrative Officer and Chief of Staff

Robert T. DeYoung	53	Senior Vice President, Corporate Marketing and Chief Marketing Officer

Jason T. Friesen	43	Senior Vice President of Finance, Investor Relations and Treasurer

Michael J. Graham	50	Executive Vice President and Chief Financial Officer

Thomas A. McNamara	38	Senior Vice President Art & Design

Colleen M. O’Sullivan	43	Senior Vice President and Chief Accounting Officer

Stephen J. Tober	46	Chief Executive Officer of American InterContinental University

Jeremy J. Wheaton	39	Chief Executive Officer of Colorado Technical University

Brian R. Williams	55	Senior Vice President Culinary Arts

(1)	As of April 1, 2011.

Jeffrey D. Ayers has served as Senior Vice President, General Counsel, and Corporate Secretary since December 2007. He also serves as the Company’s Chief Compliance Officer. Mr. Ayers has extensive experience as a senior legal officer for large public companies operating in complex regulatory and financial environments, with a focus on compliance and transactional matters. From February 2005 until joining the Company, Mr. Ayers was the Senior Vice President, General Counsel and Corporate Secretary of NovaStar Financial, Inc., an NYSE-listed mortgage originator, servicer and securitizor, where he had responsibility for all legal, regulatory, compliance and corporate governance issues. From April 2003 to January 2005, Mr. Ayers was Vice President and Associate General Counsel with General Electric’s insurance subsidiary, which then had more than $10 billion in annual revenues, where he managed and negotiated domestic and international transactions and corporate financings, and advised on securities law matters, among other responsibilities. From 1999 to 2002, Mr. Ayers was Senior Vice President, General Counsel and Corporate Secretary of Aquila Merchant Services, Inc., an NYSE-listed and leading multinational risk merchant, commodity trader and energy infrastructure developer and manager with annual revenues exceeding $25 billion. From 1996 to 1999, Mr. Ayers was managing partner of the London, England office of Husch Blackwell LLP. Mr. Ayers received a Bachelor of Science in computer science and mathematics from Graceland University and Juris Doctor and Master of Business Administration from the University of Iowa.

Thomas G. Budlong has served as Senior Vice President, Chief Administrative Officer and Chief of Staff since November 2010, as Senior Vice President, Head of International Operations and Chief Administrative Officer from January 2009 through November 2010, and as Senior Vice President, Organizational Effectiveness and Administration from August 2007 to January 2009. Mr. Budlong’s background as a senior human resources executive in a multinational public company has focused him in partnering with executive leadership to create business plans and developing human resources strategies and operational focus to align personnel to meet those business plans. From 1984 until joining the Company, Mr. Budlong served in a variety of positions with the Wm. Wrigley Jr. Company, a then-public manufacturer and seller of confections with global sales in excess of $4 billion, most recently as Senior Human Resources Director of Global Commercial Operations and Corporate Groups and as a member of Wrigley’s Global Commercial Leadership Team and Human Resources Leadership

Group. Prior to that, he served as the Senior Human Resources Director for Global Commercial Operations, Human Resources Director for the Americas, and Human Resources Director for Asia/Pacific. Mr. Budlong received a Bachelor of Science in Business Administration, with a specialization in human resource management, from Marquette University.

Robert T. DeYoung has served as Senior Vice President, Corporate Marketing and Chief Marketing Officer since September 2009. He has significant marketing experience in consumer products that he developed at leading large international public companies, some of which operate in complex regulatory environments as does the Company. From January 2004 through May 2009, Mr. DeYoung was a Corporate Vice President serving in a variety of marketing, strategy and general management roles in the Mobile Devices Sector at Motorola Inc., including serving as General Manager for Latin America with overall profit and loss responsibility for $3 billion in annual revenues and overseeing more than 2,000 employees. Motorola Inc. was a Fortune 100 global provider of integrated communications and embedded electronic solutions prior to its January 2011 division into two companies. Prior to joining Motorola, Mr. DeYoung also held senior positions with Allstate Insurance Corporation, an NYSE-listed company and the largest publicly held personal lines insurer in the United States; Ameritech (now AT&T), a Fortune 500 NYSE-listed company and the largest communications holding company in the world by revenue, and The Procter & Gamble Company, an NYSE-listed company and branded consumer packaging company with approximately $79 billion in sales. He earned a Bachelor of Arts degree from Hope College and a Master of Business Administration from the University of Michigan.

Jason T. Friesen has served as Senior Vice President of Finance, Investor Relations and Treasurer since January 2010, as Senior Vice President and Treasurer from January 2009 to January 2010, and as Senior Vice President of Finance and Treasurer from November 2007 to January 2009. Prior to joining the Company, he served in senior finance positions including business unit financial management and financial planning. From November 2003 until joining CEC, Mr. Friesen held leadership positions within finance at Sears, Roebuck & Co. and Sears Holdings Corporation, a NASDAQ-listed Fortune 50 company and one of the nation’s largest broadline retailers. At Sears, he served as Vice President of Merchandise Finance—Hardlines, a business with approximately $20 billion in annual revenue; from March 2006 to August 2007, he was Vice President, Finance—Specialty Retail; from March 2005 to March 2006, he was Vice President—Financial Planning and Analysis; and from November 2003 through March 2005, he served as Director of Finance, Corporate Finance and Planning. From 2002 to 2003, Mr. Friesen was a Senior Manager at Bearing Point, a consulting firm, and from 1998 to 2002 was a Senior Manager at Arthur Andersen LLP. Mr. Friesen received a Bachelor of Science in Business Administration from Indiana University and a Master of Business Administration from the University of Chicago. Mr. Friesen is a certified public accountant.

Michael J. Graham has served as Executive Vice President and Chief Financial Officer since September 2007 and also as Treasurer from September 2007 to November 2007. Prior to joining the Company, he served as a senior finance and accounting officer for large public and private multi-location consumer goods and services companies. From July 2006 until joining CEC, Mr. Graham was the Chief Financial Officer of Terlato Wine Group, a leading producer and importer of luxury wines with global operations. From May 2005 to July 2006, Mr. Graham was the Senior Vice President and Controller of RR Donnelley & Sons, a NYSE-listed Fortune 500 company that is the world’s premier full-service provider of print and related services, with 2005 revenues exceeding $8.4 billion. His responsibilities included corporate and SEC accounting, corporate financial planning, internal controls certification and overseeing U.S. and European shared service centers with a team of 110 professionals. From 2003 to May 2005, Mr. Graham held senior positions including Vice President and Controller of Sears, Roebuck & Co., with Sears, Roebuck & Co. and Sears Holding Corporation, a NASDAQ-listed Fortune 50 company and one of the nation’s largest broadline retailers with over $50 billion in annual revenues and approximately 3,900 full-line and specialty retail stores in the U.S. and Canada. From 2000 to 2003 Mr. Graham served as Chief Financial Officer and Executive Vice President-Corporate Development at Aegis Communications Group, Inc., then publicly traded on NASDAQ and the nation’s seventh largest provider of outsourced customer care services. Mr. Graham previously held executive-level finance and controller positions with The Wellbridge Company, one of the nation’s largest owners and operators of athletic clubs, Sunbeam

Corporation, and the Quaker Oats Company. He started his career as an audit manager for Coopers and Lybrand, leading multi-location international financial audits for large public companies. Mr. Graham received a Bachelor of Science in Commerce from DePaul University and a Master of Business Administration from the University of Chicago. Mr. Graham is a certified public accountant.

Thomas A. McNamara has served as the Senior Vice President Art & Design since November 2010. He joined the Company in February 2001 as Controller and Director of Operations for the International Academy of Design and Technology (“IADT”) in Chicago. He has served in a variety of financial and operations positions, including Divisional Controller for the Academy Division (consisting of nine campuses) from March 2002 to January 2004, Vice President of Finance for the Company’s Start-up Division from January 2004 to January 2005, Vice President of Operations of that Division from January through October 2005, and Vice President and Managing Director of the Division from October 2005 through March 2008. He became Vice President of Operations of IADT in March 2008 and Senior Vice President of IADT in January 2009. Prior to joining the Company, Mr. McNamara worked as Controller for the Irish Dairy Board, a multinational dairy cooperative, and as an auditor for PriceWaterhouseCoopers in Dublin, Ireland. Mr. McNamara holds a Bachelor of Business Studies from the Waterford Institute of Technology, Waterford, Ireland and a Master of Business Studies (Finance) from Dublin City University, Dublin, Ireland. He is a fellow of the Institute of Chartered Accountants in Ireland.

Colleen M. O’Sullivan has served as Senior Vice President and Chief Accounting Officer since July 2008 and as Vice President and Corporate Controller from January 2008. Prior to joining the Company, she held senior positions in the finance and public accounting fields. From August 2007 until joining the Company, Ms. O’Sullivan was the Vice President—Finance at Hewitt Associates, a $3 billion then-public company that is a global human resources outsourcing and consulting firm and from August 2005 to August 2007 was its Assistant Controller. From 2003 to July 2005, Ms. O’Sullivan held positions of increasing responsibility, most recently as Assistant Controller, with Sears, Roebuck and Co. and Sears Holding Corporation, a NASDAQ-listed Fortune 50 company and one of the nation’s largest broadline retailers with over $50 billion in annual revenues and approximately 3,900 full-line and specialty retail stores in the U.S. and Canada. From 2001 to 2002, Ms. O’Sullivan was an audit partner with Arthur Andersen LLP, at which firm she spent twelve years within the assurance practice. Ms. O’Sullivan received a Bachelor of Science from the University of Illinois and is a certified public accountant.

Stephen J. Tober has served as Chief Executive Officer of American InterContinental University and President of AIU Online since June 2009. He joined the Company in October 2008 as Chief Operating Officer of American InterContinental University, which position he held until April 2009. From April 2009 until June 2009, Mr. Tober served as Interim Chief Executive Officer of American InterContinental University and Interim President of AIU Online. From October 2008 until April 2009, Mr. Tober served as Chief Operating Officer of American InterContinental University. Prior to joining the Company, Mr. Tober operated publicly held companies in the technology and web development sectors. Mr. Tober was a corporate finance attorney and investment banker with a primary focus on information technology and for-profit education companies before moving into operations. From April 2007 until September 2008, Mr. Tober served as the Managing Director and head of the Corporate and Business Services Group of ThinkEquity Partners, LLC, an institutional investment firm. From September 2004 to March 2007, he was the Co-Chairman and President of Top Driver Acquisition, LLC, a for-profit national driver education company. Mr. Tober was the President of Woodstone Consulting from September 2003 to August 2004. Mr. Tober has a Bachelor of Arts from Amherst College and a Juris Doctor from the University of Virginia School of Law.

Jeremy J. Wheaton has served as Chief Executive Officer of Colorado Technical University since February 2011. From January 2009 to January 2011, he was Senior Vice President of Operations for the Culinary Arts, where he was responsible for 17 culinary colleges in 13 states, approximately 1,400 employees and a variety of growth initiatives involving the business unit’s educational programs and marketing. From March 2007 to January 2009, Mr. Wheaton served as Senior Vice President of Operations, Shared Services, a corporate position in which (among other things) he centralized financial aid management for the Company. He was Senior Vice President of Operations for our online schools from February 2005 through March 2007, having started with that business in July 2002 as Vice President of Operations to direct the growth of the business through acquisition activity and to establish and oversee operations, financial aid, student accounts, human resources and real estate. Mr. Wheaton was the director of acquisitions and development for the Company from December 2001 through July 2002 and from 1999 through 2000, he worked with a special integration team to integrate the Company’s west coast and Canadian acquisitions into our operations. From 1997 to 1999, he was financial aid director for one of our culinary institutes. He joined the Company in August 1995, when the Company acquired the postsecondary institution at which Mr. Wheaton was employed in financial aid administration. Mr. Wheaton holds a Bachelor of Science in finance and political science from Clarkson University and a Master of Business Administration from Moravian College.

Brian R. Williams has served as the Senior Vice President Culinary Arts since September 2008, having joined the Company in 1999. His experience encompasses culinary training, management positions in the culinary field and business operations and strategy in the educational services field. He served Culinary Arts as Vice President of Operations from February 2008 through September 2008. He previously was Vice President of Admissions for American InterContinental University Online from 2006 to 2008, special assistant to the school’s chief executive officer from 2005-2006, President of Western Culinary Institute from 2003 to 2005, Regional Vice President of the College Division West in 2003, and Vice President and Managing Director for American InterContinental University from 2000 to 2003. He served as Vice President of the College Division from 1999 to 2000 and joined the Company as President of the Scottsdale Culinary Institute in 1999. Prior to joining the Company in 1999, Mr. Williams held various management positions with Promus Hotels’ Red Lion, Doubletree and Embassy Suites hotels. Mr. Williams holds a Master in Business Administration from American InterContinental University, a Bachelor of Science in Marketing from the University of Phoenix, and an Associate of Occupational Studies, Culinary Arts from Western Culinary Institute.

The Board of Directors elects our executive officers annually. The executive officers serve at the discretion of the Board of Directors. Each of Mr. McCullough, Mr. Graham, Mr. Ayers, Mr. DeYoung and Ms. Lenart, who are named executive officers (as defined in “Executive Compensation” below), have or had employment agreements with CEC. See “Executive Compensation—Employment Arrangements.” There are no family relationships among any of the directors or officers of CEC.

Section 16(a) Beneficial Ownership Reporting Compliance—Section 16 of the Exchange Act requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity to file reports of equity ownership and changes in that ownership with the SEC. Based solely on a review of the forms we have received and on written representations from certain reporting persons that no forms were required for them, we believe that in 2010 our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16 filing requirements with the exceptions of Mr. Grayeb, for whom an amended report was filed to report forfeiture of a portion of a restricted stock award to augment the timely filed Form 4 reporting that award’s vesting and related tax withholding of shares, and Ms. Thornton, for whom an amended report was filed to correct the number of shares acquired and reported in a timely filed Form 4.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors is comprised solely of independent directors, as that term is defined in NASDAQ’s listing standards, as well as under Rule 16b-3 of the Exchange Act and Section 162(m) of the Code. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company’s management. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Patrick W. Gross (Chairperson)

David W. Devonshire

Gregory L. Jackson

Thomas B. Lally

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes how the Compensation Committee of our Board of Directors oversees the design and administration of executive compensation programs and how and why the Committee made its 2010 compensation decisions for executive officers, including the named executive officers.

Executive Summary and 2010 Overview

Our compensation package for executive officers generally consists of a base salary, an annual performance-based incentive award payable in cash, and a long-term incentive award granted in the form of stock options, time-based restricted shares, or performance-based restricted shares. The Committee has selected these components as they align our executives’ interests with those of our long-term stockholders and motivate our executives to achieve the Company’s operational and strategic goals.

Pay for Performance

Entering 2010, the Company and its executive team had achieved critical financial and strategic objectives, previously established under the Company’s 2008-2010 strategic business plan, a year ahead of schedule and had surpassed the financial performance targets that were set for 2009. The Committee considered these accomplishments when determining its 2010 compensation actions, leading the Committee to:

•	adjust base salaries in 2010 in part to reflect each named executive officer’s contributions to the Company’s 2009 financial performance and the 2008-2010 strategic business plan; and

•

more strongly emphasize pay-for-performance and desired financial outcomes by linking a greater proportion of named executive officer compensation to the Company’s actual performance by (1) for long-term incentive equity awards, utilizing performance-based restricted stock awards and stock option grants for named executive officers; (2) setting more challenging financial performance targets for 2010 under the Company’s annual incentive plan and long-term incentive equity awards; and (3) for the annual incentive plan, raising the threshold from 90% of target performance in 2009 to 94% of target performance for 2010.

In 2010, the Company’s financial performance exceeded its business plan by 4% as measured by adjusted operating income. Achievement of Company and strategic business unit (“SBU”) operating income targets and individual goals determine the amount of annual performance-based incentive awards to be paid. In aggregate, annual incentive payments (including those related to individual goals) to the named executive officers ranged from 101% to 125% of target opportunities.

The Company’s financial performance results for the 2008-2010 performance-based restricted stock cycle was 160% of target performance, resulting in award payouts equal to 200% of target awards.

Named executive officers, including our Chief Executive Officer, received long-term incentives in the form of stock options and performance-based restricted stock, weighted 60% and 40% respectively, with vesting of performance-based restricted stock contingent upon attainment of operating income and revenue performance measures.

The Committee also continued its practice of obtaining analyses from its independent compensation consultant to determine whether there is alignment between the Company’s goal-setting process and performance results relative to its competitive peer group for the last completed fiscal year. In making its 2010 executive pay decisions, the Committee considered the Company’s actual 2009 financial results in addition to its one- and three-year Total Shareholder Return (TSR) results relative to its peer group as provided by the Committee’s independent consultant in October 2009. Using 2009 proxy data from the peer group, the consultant’s analyses concluded that Career Education’s TSR for the one-and three-year periods ended August 31, 2009 was at or above the median, respectively, of the peer group. The consultant also concluded that, on average, total direct compensation opportunities for named executive officers were positioned in the median range of the competitive consensus.

Other Compensation Programs

In January 2010, the Committee approved a compensation recovery policy requiring reimbursement of incentive compensation paid to Company executive officers under certain circumstances (see “Compensation Recovery Policy” below). The Committee intends to review and amend this policy as required or appropriate to implement the relevant provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted on July 21, 2010 upon issuance of related rules by the Securities and Exchange Commission.

In 2010, the Committee requested that management evaluate the Company’s executive-tier benefit plans and perquisites in comparison to peers and to market prevalent practices. The review found that the Company generally appears to have fewer executive benefits with a lower overall value than the peer group and other companies in the for-profit postsecondary education sector. As a consequence of the review, the Company made changes to both the broad-based severance plan and the Executive Severance Plan. The latter was amended to clarify eligibility and the definition of continuous service, increase the tenure-based accrual to three weeks per year with a minimum of 26 weeks and a maximum of 52 weeks, add outplacement services, reduce the Company’s subsidy for COBRA coverage from 100% to partially subsidized COBRA coverage, and add 18-month non-solicitation and 12-month non- compete provisions as a condition of receiving severance benefits.

Compensation Consultant Independence

In January 2010, the Committee established a policy regarding its compensation consultant’s independence and implemented related procedures to review that consultant’s independence and fees and to approve retention of the compensation consultant on an annual basis. In 2010, Cook provided no other services to the Company beyond its role as independent consultant to the Committee.

Compensation Philosophy and Objectives

The Company’s compensation philosophy is that compensation should be reflective of performance, well- aligned with the interests of stockholders, and that upside and downside compensation potential should exist based on the Company’s performance against pre-defined objectives. Accordingly, the Committee has designed our executive compensation program to achieve five principal objectives:

•	to attract and retain talented executives by providing compensation competitive with that of other executives of similarly- sized companies with similar complexity;

•	to reward executives for strong financial and operational performance by linking a significant amount of compensation to actual business results;

•	to differentiate and reward individual performance in the context of Company performance;

•

to align executives with the long-term interests of stockholders by providing a significant portion of total compensation in the form of stock-based incentives and by setting target levels of stock ownership; and

•	to encourage long-term commitment to the Company.

In their ongoing evaluation of the effectiveness of our executive compensation program and its elements, the Committee reviews our program against market and governance best practices such as the guiding principles identified by The Conference Board Task Force on Executive Compensation. The Committee believes the Conference Board’s principles are consistent with its compensation philosophy and strives, therefore, to ensure the Company’s compensation program and the Committee’s practices are aligned with these principles.

Setting Executive Compensation Consistent with the Company’s Compensation Philosophy

The Committee, with Cook’s assistance, annually reviews each component of compensation, including base salary, annual cash incentives and long-term equity incentives for each executive officer (including the named executive officers), considering the appropriate external benchmarks and internal valuation. As part of its decision-making process, the Committee:

•	reviews data from market surveys and publicly available information to assess competitiveness and ensure that its compensation actions are appropriate, reasonable and consistent with its philosophy;

•	targets total compensation in the market median range for similarly situated executives;

•

ensures that equity compensation comprises a significant portion of total compensation for the executive officers consistent with the Committee’s philosophy of aligning executives’ and stockholders’ interests and to promote retention;

•	considers the skills, experience and other factors that may impact the competitiveness of compensation for a given executive officer; and

•	considers each executive officer’s contributions to and overall impact on the Company’s business objectives.

For the President and Chief Executive Officer, the Committee recommends compensation to the independent directors of the Board for approval.

Competitive Positioning

For 2010 compensation determinations, comparisons were made primarily against a comparison group of 23 companies in for-profit postsecondary education services, professional services, diversified consumer services, hospitality/leisure, and Internet catalog and retail companies as selected by Cook and approved by the Committee. Cook reviews and updates the comparison group for continued appropriateness based on industry and company size, utilizing companies with revenues greater than $250 million and within a reasonable size range in revenues, operating income, total assets, total equity, total employees and market capitalization. The comparison group selection criteria are also based on companies that have similar business characteristics, including competitors in the for-profit postsecondary education sector, companies that use sophisticated online applications core to the business and utilize online marketing and companies that market directly to consumers. The following companies were included in the comparison group:

Apollo Group, Inc.	International Game Technology	Royal Caribbean Cruises Ltd.

Brinker International, Inc.	ITT Educational Services, Inc.	Starwood Hotels and Resorts Worldwide

Capella Education Company*	Las Vegas Sands Corp.	Strayer Education, Inc.

The Cheesecake Factory Inc.	Life Time Fitness	Universal Technical Institute Inc.

Corinthian Colleges, Inc.	Lincoln Educational Services Company*	Weight Watchers International, Inc.

DeVry Inc.	Monster Worldwide, Inc.*	Wyndham Worldwide Corp.

Expedia Inc.*	Panera Bread Company*	Wynn Resorts, Limited*

H&R Block, Inc.	Regis Corporation

*	Added for 2010 compensation comparison group purposes. The addition of these companies and deletion of certain companies utilized for the 2009 compensation comparison group of 20 companies were made to better align the peer company profile with the market in which the Company competes for executive talent. The deleted companies are CBRL Group, Jackson Hewitt Tax Service, Landry’s Restaurants, and P.F. Chang’s China Bistro.

Due to the high correlation between annual sales revenue and compensation for executives, Cook size adjusts the competitive market compensation data and uses the median to set a targeted range for our pay elements, which is referred to as the market median range. That range is defined as within 10% of median for base salaries, within 15% of median for annual cash incentive targets, and within 20% of median for both long-term incentive targets and for total direct compensation. In addition to the above comparison companies, the Committee also utilized benchmark data from the 2009 Hewitt Total Compensation Measurement Survey and the 2009 Towers Perrin Executive Compensation Database.

Based on Cook’s October 2009 report, the Company ranked in the median range of the comparison companies in terms of company size, below the median in terms of financial performance and above the median in terms of shareholder return. This competitive ranking indicates that the comparison group is a reasonable competitive benchmark and that the median range is an appropriate and fair range to target total direct compensation opportunities, with actual pay delivered dependent on Company performance. Relative to this competitive company range, on average, base pay and annual cash incentive payments for our executive officers, including the named executive officers, were within the compensation ranges as determined by Cook. The 2010 long-term incentive compensation opportunity for the named executive officers was set at the higher end of the market range, as the Committee desired to link a greater proportion of executive officer compensation to the Company’s actual long-term performance. Cook also reported that the average mix of base salary, annual cash incentive and long-term equity incentive opportunity for our executive officers was generally representative of competitive practices, although weighted more towards long-term incentives than median competitive practices, which is reflective of the Committee’s emphasis on long-term performance. Cook reported that the Company’s equity compensation grant practices ranked in the median of the comparison group in terms of potential dilution overhang, equity compensation cost and traditional share usage run rate for 2009.

2010 Targeted Compensation Mix	Base Salary	Annual Incentive	Long-Term Incentive
CEO
Company	19%	19%	62%
Competitive Median for Comparison Companies	23%	24%	53%

NEOs (Excluding CEO)
Company	39%	18%	43%
Competitive Median for Comparison Companies	45%	20%	35%

Regulatory Considerations

Federal income tax regulations and U.S. generally accepted accounting principles impact the cost and recognized expense of our executive compensation programs and influence the Committee’s design of our executive compensation strategies.

Section 162(m) of the Code generally limits the amount we can deduct from our federal income taxes for compensation paid to the Chief Executive Officer and the three other most highly paid executives (other than the Chief Financial Officer) to $1,000,000 per year, but allows performance-based compensation that meets the Code guidelines to be deducted regardless of this limit. A critical Code requirement for deductibility, in addition to the performance criteria, is that the Committee cannot increase the size of any payout or award, though it may decrease the size of payments and awards.

The Company’s annual and long-term incentive programs have been designed and administered in a manner generally intended to preserve federal income tax deductions:

•

Under the key executive annual incentive program, the Committee establishes the maximum incentive potentially payable to each named executive officer and specified other executive officers who potentially are subject to the Section 162(m) limits on deductibility. For 2010, the Committee established maximum incentives potentially payable provided the Company achieved at least $50 million in 2010 consolidated operating income as adjusted. The maximum incentives potentially payable to named executive officers for the 2010 annual incentive program were Mr. McCullough, $1,648,000; Mr. Graham, $666,150; Mr. Ayers, $370,000; Mr. DeYoung, $518,000; Mr. Grayeb, $390,000; and Ms. Lenart, $451,200. At the end of the year, the Committee certified that the Company had met this operating income measure. The Committee then determined the amount of the 2010 annual incentives to be paid based upon applying the 2010 performance metrics described below under “Compensation Components—Annual Cash Incentive Program.”

•

Under the 2010 long-term incentive equity awards, the Committee determined the maximum number of performance-based restricted shares that may be earned upon attainment of a specified level of three-year cumulative operating income and of three-year cumulative revenue, together with threshold goals which, if achieved, provide for a portion of the performance-based restricted shares to vest. The Committee will determine whether or not the threshold cumulative operating income goal has been met at the end of the three-year performance period. If that threshold cumulative operating goal has not been met, the entire performance-based restricted share award is forfeited. If the Company achieves at least the threshold three-year cumulative operating income goal, the Committee will assess the extent to which threshold, target and maximum three-year cumulative revenue goals have been achieved. The performance-based restricted shares will become vested to the extent of actual attainment of the relevant threshold and target goals.

The Committee from time to time has utilized time-based restricted shares as an incentive and retention tool. These awards are not performance-based and may not be deductible as compensation expense to the extent these amounts plus any other non-performance-based earnings exceed $1,000,000 in the year the shares vest. The Committee considers that time-based restricted stock awards further the best interests of the Company and its stockholders as the awards are an inducement to retain talented executives and to align their interests with those of our stockholders in increasing stockholder value.

The Committee administers our incentive, equity and severance plans to comply with federal tax rules affecting nonqualified deferred compensation, other tax rules and accounting rules, such as FASB ASC Topic 718 Compensation—Stock Compensation (which specifies the accounting treatment and cost of various equity-based awards). Tax and accounting treatment of compensation also factor into the Committee’s design of compensation plans and its analysis of the costs, benefits and detriments of using various forms of compensation.

Compensation Components

Base Salary

The Committee reviews base salaries annually in the first calendar quarter and sets executive base salaries within the market median range of base compensation for executives in similar positions and with similar responsibilities at the companies in the Company’s comparison group. The Committee believes that this approach to setting base salaries furthers its primary objectives of attracting, retaining and equitably rewarding our executives, providing pay commensurate with responsibilities, and establishing base compensation that is internally equitable and externally competitive.

The Committee establishes the Chief Executive Officer’s base salary and other compensation elements with advice from Cook for approval by all of the independent directors of the Board. Regarding the other named executive officers and other key executives, the Committee considers recommendations from our Chief Executive Officer and Cook, which reflects a number of factors including: individual responsibilities and changes in those responsibilities, individual performance in the context of organizational performance, and market changes determined on the basis of Cook’s data.

In January 2010, the Committee approved base salary adjustments for the named executive officers (excluding Mr. DeYoung) in a range of 2.8% to 5.0% effective March 1, 2010. These adjustments set base salaries at $824,000 for Mr. McCullough, $441,000 for Mr. Graham, $370,000 for Mr. Ayers, $325,000 for Mr. Grayeb, and $376,000 for Ms. Lenart.

Pay increases for each of the named executive officers is based on assessment of his/her achievement of specific performance objectives and the extent to which the executive exhibited the Company’s high performance principles. These performance objectives included:

•

For Mr. McCullough, achieving critical financial and strategic objectives previously established under the Company’s 2008-2010 strategic business plan; achieving or surpassing the financial performance targets that were set for 2009; delivering a robust strategic business plan; and improving operations, compliance and employee turnover.

•

For Mr. Graham, improving operational efficiency in certain centralized operations, developing current and future leaders to ensure business continuity, and ensuring timely and accurate financial reporting.

•

For Mr. Ayers, enhancing the organization’s processes relative to state licensing and regulatory activities, expanding the organization’s ethics and compliance training, and ensuring ongoing compliance assessment.

•	For Mr. Grayeb, delivering increased revenues and operating income in existing schools, opening six new health schools, and expanding alumni services.

•	For Ms. Lenart, delivering increased revenues and operating income in existing schools, launching 30 new programs, and securing certain programmatic accreditation.

•

For Mr. DeYoung, no change in his base salary of $370,000 as he was a recent addition to the executive management team, having joined the Company in September 2009, and his starting salary was well-positioned compared to market.

The cumulative effects of the 2010 adjustments to base salaries are reflected in the “Salary” column of the Summary Compensation Table.

Annual Incentive Program

The Committee uses an annual performance-based incentive award payable in cash to align the compensation of approximately 2,000 eligible employees, including senior management and the named executive officers, with the Company’s short-term business objectives and financial performance. Employees are eligible to participate in the Annual Incentive Program (“AIP”) if they are in specified pay grades and meet other eligibility provisions. The incentive-eligible pay grades and target award size corresponds to market competitive levels of annual incentives for similarly situated employees.

Award Practices—The Committee reviews the annual cash incentive target percent established for our executive officers, including the named executive officers, in connection with its annual compensation review in the first quarter of each calendar year as discussed above. In January 2010, the Committee increased Mr. Grayeb’s annual cash incentive target percent from 50% to 60% and increased Ms. Lenart’s annual cash incentive target percent from 50% to 60% based on competitive practice. The annual cash incentive target percent for the other named executive officers were: Mr. McCullough, 100%; Mr. Graham, 75%; Mr. Ayers, 50%; and Mr. DeYoung, 70%.

Generally in the first quarter of each fiscal year, the Committee also:

•	reviews and certifies attainment of the prior fiscal year’s performance targets for the AIP; and

•	establishes the performance measures and targets for the current fiscal year’s AIP.

The performance measures in the AIP generally are based on a combination of corporate, SBU, campus and individual performance. Eligible employees receive payments under the AIP only if the Company, SBU, campus or the individual, as applicable, achieved the threshold targets set for each performance measure.

General Calculation Methodology—The annual cash incentive payable to any eligible participant is calculated generally by multiplying (1) eligible base salary earnings, by (2) the specified target award percent of the individual’s eligible base salary earnings, by (3) the extent to which the applicable target performance measures established for that individual were met. Eligible earnings are based on base salary and exclude other payments made during the performance period, including allowances, incentive payments, bonuses, equity grants, reimbursements and similar items.

2010 Program: Performance Measures, Targets and Thresholds—For 2010, the Committee set performance targets based on (i) targeted 2010 consolidated operating income as adjusted from continuing operations and (ii) specified individual performance factors, including performance relative to the Company’s high performance principles. Where a named executive officer was directly associated with one of our SBUs, such officer’s award was calculated based in part on the achievement of the Company’s consolidated operating income as adjusted and in part on the achievement of the SBU’s operating income as adjusted. The individual performance factors included school compliance measured by cumulative results of an internal compliance audit and individual goals related to the individual’s job responsibilities.

“Operating income as adjusted” was defined as earnings from continuing operations before interest income and expense, federal and state income taxes, settlement expenses, share of affiliates’ earnings or loss and before other extraordinary gains and losses, but net of amounts before consideration of expense, if any, under the 2010 annual cash incentive program.

The Committee applied the calculation methodology used under the general 2010 AIP to determine the amounts to be paid to the named executive officers. If Company consolidated operating income as adjusted achieved 94% of targeted consolidated operating income as adjusted, the named executive officers would be eligible to receive 50% of their respective target opportunity for the portion of the AIP related to overall Company performance. At targeted consolidated operating income as adjusted of $385.9 million, the named executive officers would be eligible to receive 100% of their respective target opportunity for the portion of the AIP related to overall Company performance. The named executive officers would be eligible to receive 200% of their respective target opportunity (but in no event more than the maximum amounts shown in the table Grants of Plan-Based Awards in 2010 under the column heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” below) if consolidated operating income as adjusted exceeded the target by 40% or more. Conversely, if consolidated operating income as adjusted was less than 94% of target, no amounts would be paid for the portion of the AIP related to overall Company performance. In the event the Company did not achieve at least 94% of target for consolidated operating income as adjusted, the pool from which the individual portion of the annual cash incentive awards were to be paid would be funded at 50%, in order to allow the Committee to recognize individual performance achievements on the part of the named executive officers and to allow management to recognize and retain key performers.

The portion of each named executive officer’s annual cash incentive award tied to individual performance was based on satisfaction of each executive’s performance goals and an assessment of each executive’s performance relative to the Company’s high performance principles of leadership, teamwork, accountability, sense of urgency, measured risk-taking, effective communication, innovation and mastery.

The AIP target percentage of eligible salary earnings and weightings for performance factors vary with each named executive officer’s position as follows:

	AIP Target as a Percent of Salary	Consolidated Company Performance	Strategic Business Unit Performance	Individual Performance
Name/Title				Consolidated School Compliance	Individual Goals
Gary E. McCullough	100%	100%	—	—	—
Michael J. Graham	75%	75%	—	5%	20%
Jeffrey D. Ayers	50%	75%	—	5%	20%
Robert T. DeYoung	70%	75%	—	5%	20%
George K. Grayeb	60%	50%	25%	5%	20%
Deborah L. Lenart	60%	50%	25%	5%	20%

In the first quarter 2011, the Committee certified attainment of consolidated Company operating income as adjusted at $401,650,000 or 104% of target. Health Education outperformed its target operating income as adjusted by 58.9%. The individual performance goals related to the school compliance scores and the individual goals established for Mr. Graham, Mr. Ayers, Mr. DeYoung, and Mr. Grayeb relating to their job responsibilities were met at 100%. As a result of these levels of attainment, the Committee determined to pay to each named executive officer the amounts shown in the 2010 Summary Compensation Table, under the column heading “Non-Equity Incentive Plan Compensation.” Ms. Lenart received $225,000 in lieu of her annual cash incentive in connection with her termination of employment with the Company on November 5, 2010; the calculation of this amount assumed that the Company achieved 100% of target operating income as adjusted.

Long-Term Incentive Compensation Program

The Committee uses equity-based long-term incentive awards to align executives’ interests with the long-term interests of stockholders and to build an ownership culture among our senior management and executive officers, including the named executive officers, based on its belief that stock ownership encourages our executive officers to achieve long-term Company performance objectives.

Equity Award Grant Practices—The Committee generally grants annual equity awards to eligible employees, including our executive officers and the named executive officers, during the first quarter of each calendar year. New hire grants for named executive officers may be made in connection with offers of employment.

The 2008 Incentive Compensation Plan (the “2008 Plan”) permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock-based awards. No dividend equivalents accrue or are paid on stock options and, because the Board has neither declared nor paid dividends, no dividends have been paid on or accrued for restricted stock awards.

The Committee’s guidelines for equity awards specify procedures and timing of granting equity awards relative to publicly available information about the Company, establish the exercise price of stock option awards at the grant date closing price of our common stock as reported on NASDAQ, and allow our President and Chief Executive Officer to make stock grants to new and existing employees (except those who are executive officers under Section 16 of the Exchange Act) of up to 10,000 shares per award with an aggregate limit of 200,000 shares in any 12-month period, of which up to 100,000 shares or units shall be awarded in the form of restricted stock awards and up to 100,000 shares shall be awarded in the form of stock option grants.

2010 Equity Grants—In March 2010, the Committee awarded annual equity-based long-term incentives to our named executive officers and other equity-eligible personnel under the 2008 Plan. The awards to the named executive officers provided a 60%/40% value split between stock option grants and shares of performance-based restricted stock respectively. In setting the dollar value of these awards, the Committee considered long-term equity award data provided by Cook, the Committee’s goals of paying a total compensation package within the market median range relative to our comparison group’s grant amounts, the FASB ASC Topic 718 Compensation—Stock Compensation expense to the Company of the awards, the grant date fair value of the awards, and other matters discussed above under “Regulatory Considerations.”

The 2010 equity grants to named executive officers, except the grant to the Chief Executive Officer, included one-year post-termination restrictive covenants covering non-solicitation, non-disclosure and non-competition. The Chief Executive Officer’s grants are subject to the restrictive covenants contained in his employment agreement with the Company, which have a two or more year duration, described below under “Executive Compensation—Employment Agreements.”

2010 Stock Option Grants—The annual stock option grants to our executive officers, including the named executive officers, become exercisable in four equal annual installments commencing on the first anniversary of the date of grant, provided that the award recipient remains our employee at the date of vesting. Stock option grants have a maximum term of ten years. In 2010, the Committee granted the following stock options to the named executive officers:

Named Executive Officer	2010 Stock Option Grant (# of Shares)
Gary E. McCullough	120,580
Michael J. Graham	35,088
Jeffrey D. Ayers	23,552
Robert T. DeYoung	25,236
George K. Grayeb	23,644
Deborah L. Lenart	27,352

2010 Performance-Based Restricted Stock Grants—The annual restricted stock grants to the named executive officers included only performance-based restricted shares that vest on the third anniversary of the grant date, subject to the Committee’s determination of the extent to which the specified financial performance targets have been satisfied. The performance-based restricted shares are issued at the number of shares payable if the maximum performance measures established for the awards are achieved and are subject to proportional vesting to the extent that the Company achieves at least threshold or greater attainment of the established performance measures.

The number of shares awarded as 2010 performance-based restricted shares to the named executive officers are reported below:

	2010 Restricted Stock Grant (# of Shares) Performance-Based
Named Executive Officer	At Target	At Maximum
Gary E. McCullough	44,213	88,426
Michael J. Graham	12,867	25,734
Jeffrey D. Ayers	8,636	17,272
Robert T. DeYoung .	9,253	18,506
George K. Grayeb.	8,670	17,340
Deborah L. Lenart	10,030	20,060

For the 2010 performance-based restricted shares, the Committee used two performance measures: target consolidated three-year cumulative operating income (as adjusted) of $1,445,000,000 and consolidated three-year cumulative revenue of $7,117,000,000. Vesting of 65% of the grant is tied to the extent of achievement of the operating income measure and vesting of the remainder is tied to (1) achieving at least the minimum three-year cumulative operating income target and (2) the extent of achievement of the three-year cumulative revenue target.

“Three-Year Cumulative Operating Income Plan” for these grants was defined as consolidated cumulative operating income for the years 2010, 2011 and 2012. Operating income for purposes of these grants means earnings from continuing operations before interest income and expense, federal and state income taxes, and gains or losses on the sale of securities and fixed or capital assets involving the sale of a business unit, goodwill or intangibles impairment, share of affiliates’ earnings or losses and before other extraordinary gains and losses.

“Three-Year Cumulative Revenue Plan” for these grants was defined as anticipated three-year cumulative revenue for the years 2010, 2011 and 2012. Revenue was defined as amounts received during any year from continuing operations from students, government or other paying entities for services rendered by the Company, including tuition revenue and other revenue derived in exchange for services rendered by the applicable campus.

The table below summarizes vesting for the 2010 performance-based restricted shares granted, based on the extent of attainment of the threshold, target and maximum achievement of the Company’s Three-Year Cumulative Operating Income Plan:

Achievement Levels	Three-Year Cumulative Operating Income Plan	Extent of the Company’s Achievement of the Company’s Three-Year Cumulative Operating Income Plan	Percentage of Performance- Based Shares To Vest (1)
Below Threshold		Less than 86.85%	0.00%
Threshold	$1,251,000,000	86.85%	16.25%
Between Threshold and Target		More than 86.85% but less than 100.00%	Proportional Vesting Between 16.25% and 32.5%
Target	$1,445,000,000	100.00%	32.50%
Between Target and Maximum		More than 100.00% but less than 121.00%	Proportional Vesting Between 32.50% and 65.00%
Maximum	$1,740,000,000	121.00% or more	65.00%

(1)	Percentage is calculated based on the maximum number of performance-based restricted shares available under the grant.

If the Company does not achieve at least 86.85% of the Company’s Three-Year Cumulative Operating Income Plan, then the remaining 35% of the performance-based restricted shares are forfeited. So long as the Company achieves at least 86.85% of the Company’s Three-Year Cumulative Operating Income Plan, the vesting of the performance-based restricted shares will be determined based on the following table:

Achievement Levels	Three-Year Cumulative Revenue Plan	Extent of the Company’s Achievement of the Company’s Three-Year Cumulative Revenue Plan	Percentage of Performance- Based Shares To Vest (1)
Below Threshold		Less than 94.87%	0.00%
Threshold	$6,749,000,000	94.87%	8.75%
Between Threshold and Target		More than 94.87% but less than 100.00%	Proportional Vesting Between 8.75% and 17.50%
Target	$7,117,000,000	100.00%	17.50%
Between Target and Maximum		More than 100.00% but less than 113.84%	Proportional Vesting Between 17.50% and 35.00%
Maximum	$8,101,000,000	113.84% or more	35.00%

(1)	Percentage is calculated based on the maximum number of performance-based restricted shares available under the grant.

2007 Performance-Based Restricted Share Grant Attainment Assessment—In 2007, the Committee granted time-based and performance-based restricted stock to a number of individuals, including Mr. Grayeb, who is presently a named executive officer. Mr. Grayeb’s grant consisted of 50% time-based restricted shares that vested in March 2010 and 50% performance-based restricted shares. Vesting of the performance-based restricted shares for Mr. Grayeb was contingent on the performance of Health Education, which he heads, in attaining a compliance score of at least 90%, based on the average score of the lowest 15% of the schools in that SBU, for the 2008 Title IV compliance audits performed by an independent third party covering the period April 1, 2007 through June 30, 2009. Those schools did not achieve the threshold performance, resulting in forfeiture of the performance-based shares.

2008-2010 Performance-Based Restricted Share Grant Attainment Assessment—In 2008, the Committee granted time-based and performance-based restricted stock to a number of individuals, including the named executive officers except for Mr. DeYoung, who had not joined the Company at that time. Ms. Lenart vested fully in this award in connection with her termination of employment; see “Potential Payments Upon Termination or Change in Control—Termination of Employment-Equity Plans—Deborah L. Lenart.” One-third of the shares were time-based and vested on March 13, 2011, three years from the date of grant. The remaining shares were performance-based shares that vested on March 13, 2011, subject to the Compensation Committee’s determination of attainment of the specified financial performance measures.

For the 2008 performance-based restricted shares, the Committee utilized targeted consolidated three-year cumulative operating income (as adjusted) for the calendar years 2008-2010 as the performance measure. Operating income means earnings before interest income and expense, federal and state income taxes, and gains or losses on the sale of securities and fixed or capital assets involving the sale of a business unit, goodwill or intangibles impairment, share of affiliates’ earnings or loss, and before other extraordinary gains and losses, as adjusted for certain categories of one-time and unplanned gains and charges related to strategic charges (such as restructurings, acquisitions and divestitures) and litigation, regulatory changes (such as changes in tax or accounting rules), and acts of nature (such as floods and fires).

In February 2011, the Committee determined that all of these performance-based restricted shares would vest because the Company had exceeded the maximum performance measure for the three-year performance period. The number of shares awarded and vested as 2008 performance-based restricted shares to the named executive officers were respectively for Mr. McCullough, 78,000 shares; Mr. Graham, 21,000 shares; Mr. Ayers, 14,500 shares; and Mr. Grayeb, 11,800 shares.

Other Compensation

Certain of our executive officers, including the named executive officers, also receive additional benefits and perquisites, including the Exec-U-Care® medical reimbursement plan that reimburses executive officers and their eligible dependents for medical expenses not covered by our group major medical and dental plans; a Company-paid physical examination for executives; an executive severance plan for those executive officers designated by the Committee to participate, which plan is described below in “Potential Payments Upon a Termination or Change in Control—Termination of Employment—Executive Severance Plan”; an executive relocation plan that provides for home sale assistance, temporary living expenses, reimbursement of certain home purchase expenses, rental assistance, moving expenses, spousal career assistance and tax assistance on certain taxable payments made to the executive; coverage under our directors’ and officers’ insurance policy; and indemnification agreements providing indemnification of and advancing of expenses to our named executive officers and certain other designated officers to the fullest extent permitted by Delaware law. The Company intends to terminate the Exec-U-Care® plan effective January 1, 2012.

When the Committee reviews and targets our executive compensation program to fall within the market median range for total compensation of executives at companies in our comparison group, it generally does not compare and review certain benefits relative to the comparison group, as it considers these benefits and perquisites to be relatively immaterial when compared to the other components of our executive compensation program. These benefits include insurance premiums on term life insurance for the benefit of our employees, including our executive officers and their designated beneficiaries, under a non-discriminatory group benefit plan; long-term disability insurance under a non-discriminatory group benefit plan with a maximum benefit of $7,000 per month; and 401(k) matching contributions (a 100% match on the first 2.0% contributed and a 50% match on the next 4.0% contributed up to the maximum allowable limits under the Code) under our tax-qualified 401(k) plan.

The value of the benefits provided to our named executive officers is shown in the Summary Compensation Table under the column heading “All Other Compensation” and footnote 5 to that Table.

Corporate Governance

Compensation Recovery Policy

The Board of Directors adopted a compensation recovery policy in January 2010. The policy requires, in all appropriate circumstances and to the extent permitted by governing law, the reimbursement of any annual or long-term incentive payment to a Company executive officer (for purposes of the 1934 Act) where:

•	the payment was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the SEC;

•	the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the material restatement; and

•	a lower payment would have been made to the executive based on the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which that executive’s incentive payments for the relevant periods exceeded the lower payment that would have been made based on the restated financial results.

Risk Assessment and Mitigation

As part of the Committee’s review of 2010 executive compensation, the Committee implemented design features in our compensation programs intended to mitigate harmful risk-taking, including:

•	base salaries are fully competitive and are not subject to performance risk;

•	incentive programs are carefully weighted between annual and long-term performance and cash and equity compensation;

•	annual cash incentive and long-term equity incentive plans are capped;

•

long-term equity incentive awards are weighted, with stock options vesting over four years for alignment with stockholders, with restricted stock awards used as a retention incentive and with performance shares used for linkage to strategic financial objectives, as described above under the caption “Long-Term Incentive Compensation Program—2010 Grants”;

•	the long-term equity incentive plan is based on a three-year performance cycle and these performance cycles overlap to reduce incentive to maximize performance in any single performance period;

•

performance goals are recalibrated annually to maintain directional alignment with pay and performance relative to the Company’s historical performance and broader market performance and best estimates of future expectations;

•	the determination of incentive plan performance results is subject to the Committee discretionary assessment of the appropriate treatment of unusual, nonoperational or nonrecurring items;

•	executives and directors are subject to stock ownership guidelines;

•	the Committee has adopted a policy to recoup improper payments or gains from incentive compensation paid or granted to executives; and

•	the Company’s insider trading policy prohibits executives and directors from hedging or pledging Company stock.

In March 2010, the Company’s Board reviewed and assessed the financial risks to the Company relative to the structure and targets of the Company’s 2010 incentive compensation plans and concluded that, based on the estimated cost to the Company relative to projected earnings and the financial condition of the Company, the 2010 annual cash and long-term equity incentive plans are not structured in a manner that encourages unnecessary or excessive risk taking. The Board also determined that the targets are reasonable based on the industry and do not incent management to take extraordinary actions that would increase risk.

Stock Ownership Guidelines

Our Board of Directors believes that the executive officers should be active participants in improving stockholder value by maintaining a predetermined level of ownership of our common stock. The Board initially adopted stock ownership guidelines in 2005 that require certain of our executive officers to own stock equal in value to a multiple of salary based on the officer’s position. Effective January 1, 2011, these guidelines were revised to incorporate retention and holding period requirements and to revise certain of the ownership targets, subject to transition rules for pre-2011 outstanding awards. The revised stock ownership targets (subject to certain transition rules) are based on the following multiples of base salary:

Role	Multiple of Base Salary
Chief Executive Officer	6
Chief Financial Officer	3
Executive Vice Presidents and all other equivalent managerial-level direct reports to the Chief Executive Officer	2
All other Designated Officers	1

Subject to certain transition rules, officers subject to the guidelines must hold 100% of awards (net of shares withheld for tax withholding obligations or used to pay the option exercise price) acquired through the Company’s long-term incentive equity plans acquired at or subsequent to becoming subject to the guidelines until achieving the applicable stock ownership target. After achieving the target, officers must hold 50% of any additional awards (net of shares withheld for tax withholding obligations or used to pay the option exercise price) for one year from the date of vesting of restricted stock awards (and similar instruments expressed in stock units and payable in shares) or the date of exercise of stock options or SARS (and similar instruments payable in shares). If an officer does not sustain the applicable stock ownership target due to fluctuations in stock value, he or she will again be required to hold 100% of net shares acquired through CEC’s long-term incentive equity plans until again achieving the applicable stock ownership target.

The Committee has discretion to reduce equity awards or to pay a portion of an executive officer’s annual cash incentive in the form of restricted stock to executive officers who are not in compliance with the ownership guidelines.

EXECUTIVE COMPENSATION

The following table shows compensation of our principal executive officer, our principal financial officer, the three other most highly compensated executive officers who were serving as our executive officers as of December 31, 2010, and one individual who would have been one of the Company’s most highly compensated executive officers at that date but for the fact that she was no longer serving as an executive officer of the Company at that time (collectively, the “named executive officers”).

2010 SUMMARY COMPENSATION TABLE

		Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Gary E. McCullough	2010	$822,544	$—	$1,283,061	$1,629,036	$828,200	$14,082	$4,576,923
President and Chief Executive Officer	2009	$802,070	$—	$1,039,996	$1,452,601	$1,600,000	$29,124	$4,923,791
	2008	$801,794	$—	$1,038,960	$1,345,890	$800,000	$10,458	$3,997,102

Michael J. Graham	2010	$439,139	$—	$373,400	$474,039	$330,586	$16,063	$1,633,227
Executive Vice President and Chief Financial Officer	2009	$418,162	$—	$288,754	$403,307	$626,250	$14,842	$1,751,315
	2008	$391,170	$—	$279,720	$397,800	$292,500	$22,986	$1,384,176

Jeffrey D. Ayers	2010	$369,781	$—	$250,617	$318,188	$185,548	$32,282	$1,156,416
Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer	2009	$359,724	$—	$206,491	$288,421	$341,208	$178,610	$1,374,454
	2008	$352,419	$50,000	$240,270	$301,375	$175,673	$26,617	$1,146,354

Robert T. DeYoung	2010	$371,302	$—	$268,522	$340,938	$260,943	$10,405	$1,252,110
Senior Vice President, Corporate Marketing and Chief Marketing Officer (1)	2009	$110,763	$—	$—	$—	$155,068	$2,526	$268,357

George K. Grayeb	2010	$323,560	$—	$251,603	$319,430	$234,946	$15,767	$1,145,306
Senior Vice President, Health Education (1)	2009	$307,546	$—	$207,202	$289,398	$307,083	$10,345	$1,121,574
	2008	$269,005	$—	$157,176	$216,801	$171,320	$10,227	$824,529

Deborah L. Lenart	2010	$336,774	$225,000	$291,071	$369,526	$—	$571,529	$1,793,900
Senior Vice President University (1)	2009	$364,311	$—	$223,834	$312,630	$363,750	$13,504	$1,278,029
	2008	$284,594	$75,000	$258,933	$340,026	$142,460	$10,721	$1,111,734

(1)	Mr. DeYoung was appointed Senior Vice President Corporate Marketing and Chief Marketing Officer on September 14, 2009. Mr. Grayeb was appointed Senior Vice President Health Education on March 1, 2008 and resigned effective March 31, 2011. Ms. Lenart was appointed Senior Vice President University on March 10, 2008 and terminated employment with the Company on November 5, 2010. The terms of her separation from the Company are described below under “Executive Compensation—Employment Arrangements” and “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

(2)	2008 amounts are signing bonuses paid to these executives on joining the Company, as required by their employment letter agreements. Ms. Lenart’s 2010 amount was paid in lieu of her annual cash incentive for 2010 in connection with her termination of employment on November 5, 2010.

(3)	These columns show the grant date fair value of the restricted stock and the stock option awards granted to our named executive officers, excluding the effect of estimated forfeitures. For the portion of the restricted stock awards that are subject to performance conditions, that grant date value is based upon the probable outcome of such conditions as determined at the date of grant and for all such awards shown, that grant date value is based upon achieving the target level of performance. If the performance-share portion of the stock awards reported above under the column heading “Stock Awards” were valued at the grant date based on the highest level of performance conditions being achieved, the grant date values for those stock awards for the named executive officers would be as follows:

Name	Award Year	Performance- Based Restricted Shares Value at Maximum Attainment	Time-Based Restricted Shares Value	Stock Awards
Gary E. McCullough	2010	$2,566,123	—	$2,566,123
	2009	$2,599,990	—	$2,599,990
	2008	$1,038,960	$519,480	$1,558,440

Michael J. Graham	2010	$746,801	—	$746,801
	2009	$360,948	$144,374	$505,322
	2008	$279,720	$139,860	$419,580

Jeffrey D. Ayers	2010	$501,233	—	$501,233
	2009	$258,127	$103,240	$361,367
	2008	$193,140	$143,700	$336,840

Robert T. DeYoung	2010	$537,044	—	$537,044

George K. Grayeb	2010	$503,207	—	$503,207
	2009	$258,990	$103,606	$362,596
	2008	$157,176	$78,588	$235,764

Deborah L. Lenart	2010	$582,141	—	$582,141
	2009	$279,779	$111,922	$391,701
	2008	$225,108	$146,379	$371,487

Mr. DeYoung joined the Company after the date that 2009 equity grants were made and therefore has no 2009 equity awards. In connection with Ms. Lenart’s termination of employment with the Company effective November 5, 2010, she forfeited the restricted stock and unvested options granted to her in 2009 and 2010 respectively valued at $458,307 and $660,597, and fully vested in restricted stock awards and options granted to her under the 1998 Plan, which amounts are presented in the tables captioned “Outstanding Equity Awards at Year-End 2010”, “Options Exercised and Stock Vested for 2010” and “Potential Payments Upon Termination or Change in Control” below and calculated utilizing the provisions of ASC Topic 718—Compensation—Stock Compensation. Mr. Grayeb forfeited all of his outstanding unvested equity awards under the 1998 Plan and under the 2008 Plan upon his resignation effective March 31, 2011. See Note 15 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for information regarding the assumptions used in the valuation of equity awards.

(4)	Annual cash incentives earned for any year are generally paid to the named executive officers in the first quarter of the following year.

(5)	All Other Compensation for 2010 includes the following components:

Name	401(k) Plan Matching Contributions	Non-Taxable Term Life Insurance	Exec-U-Care Expenses	Severance Payment		Total
Gary E. McCullough	$9,800	$787	$3,495	$—		$14,082
Michael J. Graham	$9,800	$420	$5,843	$—		$16,063
Jeffrey D. Ayers	$9,800	$354	$22,128	$—		$32,282
Robert T. DeYoung	$9,800	$355	$250	$—		$10,405
George K. Grayeb	$9,800	$310	$5,657	$—		$15,767
Deborah L. Lenart	$9,800	$314	$3,309	$558,106	(a)	$571,529

(a)	Includes $462,769 of severance, $20,337 in Company-paid COBRA premiums for 18 months, and $75,000 for outplacement services, but excludes $225,000 paid in lieu of Ms. Lenart’s annual cash incentive, which is reported in the column captioned “Bonus.”

GRANTS OF PLAN-BASED AWARDS IN 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold (1)	Target (1)	Maximum (1)	Threshold (2)	Target (2)	Maximum (2)
Gary E. McCullough	3/3/2010	$102,500	$820,000	$1,648,000
	3/3/2010				9,340	44,213	88,426		—	$1,283,061
	3/3/2010							120,580	$29.02	$1,629,036

Michael J. Graham	3/3/2010	$30,762	$328,125	$666,150
	3/3/2010				2,718	12,867	25,734		—	$373,400
	3/3/2010							35,088	$29.02	$474,039

Jeffrey D. Ayers	3/3/2010	$17,266	$184,167	$370,000
	3/3/2010				1,824	8,636	17,272		—	$250,617
	3/3/2010							23,552	$29.02	$318,188

Robert T. DeYoung	3/3/2010	$24,281	$259,000	$518,000
	3/3/2010				1,955	9,253	18,506		—	$268,522
	3/3/2010							25,236	$29.02	$340,938

George K. Grayeb	3/3/2010	$17,656	$188,333	$390,000
	3/3/2010				1,832	8,670	17,340		—	$251,603
	3/3/2010							23,644	$29.02	$319,430

Deborah L. Lenart	3/3/2010	$21,094	$225,000	$451,200
	3/3/2010				2,119	10,030	20,060		—	$291,071
	3/3/2010							27,352	$29.02	$369,526

(1)	Shows the estimated possible future payouts of these awards (when made) under our 2010 annual cash incentive program. The threshold payout assumes achievement of the threshold level of the consolidated Company financial performance target and no payout for the individual performance factors, which had no threshold established. If the applicable threshold had not been achieved, no money would have been paid under these awards. Both target and maximum payouts assume that 100% of the individual performance factors were attained. The performance measures and attainment are discussed above in “Compensation Discussion and Analysis—Compensation Components—Annual Incentive Program” above. Amounts actually earned by the named executive officers (except Ms. Lenart) are shown in the 2010 Executive Compensation Table under the column “Non-Equity Incentive Plan Compensation”. Ms. Lenart received $225,000, which amount is equal to 100% of her 2010 target amount, in connection with her termination of employment with the Company on November 5, 2010, and which is shown in the 2010 Executive Compensation Table under the “Bonus” column.

(2)	Threshold represents the minimum number of shares of common stock potentially vesting based on achieving the threshold three-year cumulative operating income as adjusted performance measure established for these grants under performance-vesting restricted stock awards granted to our named executive officers during 2010 under our 2008 Plan. Target represents the number of shares potentially vesting based on achieving both the three-year cumulative operating income as adjusted target and the three-year cumulative revenue target. Maximum represents the maximum number of shares of common stock potentially vesting based on achieving or exceeding maximum attainment for both performance criteria. The underlying shares of performance-vesting restricted stock vest on the date that the Compensation Committee determines that the specified performance measures have been satisfied. The performance targets for these awards are discussed above in “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Compensation Program.” Each of Mr. Grayeb and Ms. Lenart forfeited these shares in connection with their termination of employment with the Company.

(3)	This column shows the number of stock options granted in 2010 to our named executive officers under our 2008 Plan. These options vest and become exercisable in four equal annual installments on each anniversary of the grant date. Each of Mr. Grayeb and Ms. Lenart forfeited the unvested options from these 2010 option grants in connection with their termination of employment with the Company.

(4)	This column shows the exercise price for the stock options granted, which was the closing price of our common stock as reported on NASDAQ on the grant date.

(5)	This column shows the grant date fair value of the 2010 restricted stock and stock option awards granted to our named executive officers, excluding the effect of estimated forfeitures. For the portion of the restricted stock awards that are subject to performance conditions, that grant date value is based upon the probable outcome of such conditions. Amounts are calculated in accordance with the provisions of FASB ASC Topic 718—Compensation—Stock Compensation. See Note 15 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for information regarding the assumptions used in the valuation of equity awards.

Employment Arrangements

Gary E. McCullough: The Board of Directors appointed Mr. McCullough President and Chief Executive Officer of the Company on March 5, 2007. At the same time, the Company, CEC Employee Group, LLC and

Mr. McCullough entered into an employment agreement which ends on March 5th of each year, subject to automatic one-year extensions unless either party delivers timely written notice to the other of its election not to extend the term. The agreement established Mr. McCullough’s initial annual base salary at $800,000 and specified that he is also eligible for a performance-based annual cash incentive based on annual quantitative and qualitative performance targets established by the Compensation Committee, with his target annual cash incentive percentage set at 100% of his base salary earnings but not to exceed 200% of his base salary earnings in any fiscal year.

The agreement provided for equity grants to Mr. McCullough as follows: two restricted stock awards of 27,250 shares and 25,250 shares that vested on the third anniversary of the grant date; options to purchase 114,050 shares and 33,150 shares of common stock that vested in four equal installments on the first four anniversaries of the grant date; and 72,000 shares of restricted stock and an option to purchase 55,350 shares of common stock, both of which vested 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. These grants were made under the 1998 Plan, except for the 72,000-share restricted stock award, which was made outside of our equity plans.

The agreement provides that if Mr. McCullough’s employment is terminated (a) by CEC other than for “cause” (as defined in the Agreement) or by written notice not to extend the term of his employment, or (b) by Mr. McCullough for “good reason” (as defined in the agreement), CEC will pay to Mr. McCullough (i) any accrued but unpaid base salary earned through the date of termination, (ii) any accrued but unpaid annual cash incentive for the fiscal year prior to the year in which the termination occurs, (iii) the amount of his accrued annual cash incentive for the fiscal year in which the termination occurs calculated as the average of the annual cash incentive paid in the two fiscal years prior to the year of termination and prorated based on the number of days elapsed in a 365-day year to and including his termination, (iv) two years of base salary continuation following the date of termination, (v) a lump sum cash payment equal to two times the average annual cash incentive paid to Mr. McCullough for the two fiscal years ended prior to the termination date, (vi) two years of post-termination health, dental, vision, and life and disability insurance coverage for Mr. McCullough (and his spouse and eligible dependents, as applicable) at the same (or greater) benefit level in effect immediately prior to his termination, and (vii) a cash payment equal to two years’ after-tax amount of Company contributions that would have been made to his accounts under our qualified and non-qualified (if any) retirement plans. The agreement also provides for excise tax gross-up payments to be made by the Company in certain situations. The agreement was amended in 2008 to provide that the timing of any payments comply with the requirements of Code Section 409A.

Michael J. Graham: In connection with Mr. Graham’s appointment as our Executive Vice President, Chief Financial Officer and Treasurer effective September 5, 2007, the Company and Mr. Graham entered into an employment letter agreement that set Mr. Graham’s initial annual base salary at $390,000, provided for a $50,000 signing bonus, established his target annual cash incentive percentage at 75% of his base salary earnings and guaranteed his 2007 cash incentive at 75% of his base salary, prorated from his start date. The agreement also provided for a grant of 6,000 shares of restricted stock that vested on the third anniversary of the grant date and an option to purchase 12,500 shares of common stock vesting in four equal installments on the first four anniversaries of the grant date. These awards were made under the 1998 Plan.

The agreement also provides that if Mr. Graham’s employment is terminated without cause (as defined in the 1998 Plan) or if he voluntarily resigns for good reason (as defined in the agreement), he is eligible to receive severance benefits under the Company’s Executive Severance Plan.

Jeffrey D. Ayers: Effective December 31, 2007, Mr. Ayers was appointed Senior Vice President, General Counsel and Corporate Secretary. His employment letter agreement with the Company provided for an initial annual base salary of $350,000, a $50,000 signing bonus, and an initial annual target cash incentive percentage of 40% of his base salary earnings. The Company agreed to grant him an option to purchase 5,000 shares of our common stock vesting in four equal installments on the first four anniversaries of the grant date and 3,000 shares of restricted stock that vest on the third anniversary of the grant date, both under our 1998 Plan.

If Mr. Ayers’ employment is terminated without cause (as defined in the 1998 Plan), or if he voluntarily resigns for good reason (as defined in the agreement), he is eligible to receive severance benefits under our Executive Severance Plan. Mr. Ayers also was entitled to relocation benefits under our executive relocation program for all reimbursable relocation expenses incurred and reimbursed within 18 months of his start date, rather than the 12 months provided under this relocation program.

Robert T. DeYoung: Effective September 14, 2009, Mr. Young was appointed as Senior Vice President Corporate Marketing and Chief Marketing Officer. His employment letter agreement provided for an initial annual base salary of $370,000, an annual target cash incentive target percentage of 70% of his base salary earnings, 2010 equity grants valued at $525,000 subject to Compensation Committee approval of the grants, participation in employee benefit plans upon meeting the relevant eligibility requirements, participation in certain benefits offered to the Company’s senior executives including the Exec-U-Care health coverage program, and 20 days of vacation per year. The agreement also required Mr. DeYoung, as a condition of employment, to execute an agreement containing a 12-month post-termination non-compete and non-solicitation provision. Mr. DeYoung is eligible to receive severance benefits under the Company’s Executive Severance Plan only in the event his employment is terminated.

Deborah L. Lenart: Effective March 10, 2008, Ms. Lenart was appointed as Senior Vice President University. Her employment letter agreement provided for an initial annual base salary of $350,000, a $75,000 signing bonus, and an annual target cash incentive target percentage of 50% of her base salary earnings. The agreement provided for a special one-time grant of 6,000 option shares vesting in four equal installments on the first four anniversaries of the grant date and a special one-time grant of 2,500 shares of restricted stock vesting on the third anniversary of the grant date. In addition, the agreement provided that, subject to Compensation Committee approval, Ms. Lenart would receive approximately 30,000 stock options and approximately 12,000 shares of restricted shares as her 2008 annual grant under the Company’s 1998 Plan.

Ms. Lenart left the Company effective November 5, 2010 in connection with the reorganization of the then-existing University SBU. In connection with her termination of employment, Ms. Lenart and the Company entered into a Separation Agreement and General Release (the “Agreement”) effective December 29, 2010. Under the terms of the Agreement, Ms. Lenart received a lump sum payment of (1) severance pay of $462,769 (equal to 64 weeks of base salary), less applicable taxes and other withholdings, (2) $225,000 in lieu of the annual cash incentive for 2010, less applicable taxes and other withholdings, (3) continuation of her health and dental insurance coverage (partially subsidized by the Company such that Ms. Lenart will pay the same cost that similarly situated active employees pay for such insurance coverage) for the period from December 2010 through May 31, 2012, (4) extension of the post-termination exercise period for Ms. Lenart’s outstanding vested options under the Company’s incentive stock plans to December 22, 2011, and (5) outplacement services up to a maximum of $75,000. The Agreement also provides that Ms. Lenart agrees (a) not to compete with the Company for a period of 52 weeks from her separation date, (b) not to solicit the Company’s employees, customers, students and certain other persons for a period of 18 months after her separation date and (c) to release claims (if any) against the Company (and its affiliates), as well as other customary provisions.

OUTSTANDING EQUITY AWARDS AT YEAR END 2010

The following table includes information as of December 31, 2010 on the value of all unexercised options to purchase shares of our common stock and unvested shares of restricted stock previously awarded to the named executive officers.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Gary E. McCullough	—	120,580(2)	$29.02	3/2/2020	—	—	88,426(14)	$1,833,071
	27,121(3)	81,363(3)	$26.15	2/24/2019	—	—	99,426(15)	$2,061,101
	101,500(4)	101,500(4)	$13.32	3/12/2018	39,000(11)	$808,470	78,000(16)	$1,616,940
	165,750(5)	36,800(5)	$29.73	3/5/2017	—	—	—	—

Michael J. Graham	—	35,088(2)	$29.02	3/2/2020	—	—	25,734(14)	$533,466
	7,530(3)	22,590(3)	$26.15	2/24/2019	5,521(12)	$114,450	13,803(15)	$286,136
	30,000(4)	30,000(4)	$13.32	3/12/2018	10,500(11)	$217,665	21,000(16)	$435,330
	9,375(6)	3,125(6)	$29.38	9/4/2017	—	—	—	—

Jeffrey D. Ayers	—	23,552(2)	$29.02	3/2/2020	—	—	17,272(14)	$358,049
	5,385(3)	16,155(3)	$26.15	2/24/2019	3,948(12)	$81,842	9,871(15)	$204,626
	19,750(4)	19,750(4)	$13.32	3/12/2018	7,250 (11)	$150,293	14,500(16)	$300,585
	2,500(7)	2,500(7)	$15.32	2/24/2018	3,000(13)	$62,190	—	—

Robert T. DeYoung	—	25,236(2)	$29.02	3/2/2020	—	—	18,506(14)	$383,629

George K. Grayeb (17)	—	23,644(2)	$29.02	3/2/2020	—	—	17,340(14)	$359,458
	5,403(3)	16,210(3)	$26.15	2/24/2019	3,962(12)	$82,132	9,904(15)	$205,310
	16,350(4)	16,350(4)	$13.32	3/12/2018	5,900 (11)	$122,307	11,800(16)	$244,614
	1,875(8)	625(8)	$29.68	3/18/2017	—	—	—	—
	2,500(9)	—	$28.19	7/31/2016	—	—	—	—
	6,000(10)	—	$39.47	1/20/2015	—	—	—	—

Deborah L. Lenart (18)	—	—	—	—	—	—	—	—

(1)	The dollar value of these awards is calculated using the closing market price of $20.73 per share of our unrestricted common stock on December 31, 2010, as reported on NASDAQ.

(2)	These stock options vest in four equal installments on each of March 3, 2011, 2012, 2013 and 2014.

(3)	These stock options vest in four equal installments on each of February 25, 2010, 2011, 2012 and 2013.

(4)	These stock options vest in four equal installments on each of March 13, 2009, 2010, 2011 and 2012.

(5)	64,475 of these stock options vested on each of March 5, 2008 and March 5, 2009; and 36,800 of these stock options vested on each of March 5, 2010 and March 5, 2011.

(6)	These stock options vest in four equal installments on each of September 5, 2008, 2009, 2010 and 2011.

(7)	These stock options vest in four equal installments on each of February 25, 2009, 2010, 2011 and 2012.

(8)	These stock options vested in four equal installments on each of March 19, 2008, 2009, 2010 and 2011.

(9)	These stock options vested in four equal installments on each of August 1, 2007, 2008, 2009 and 2010.

(10)	These stock options vested in four equal installments on each of January 21, 2006, 2007, 2008 and 2009.

(11)	These shares of time-based restricted stock vested on March 13, 2011.

(12)	These shares of time-based restricted stock vest on February 25, 2012.

(13)	These shares of time-based restricted stock vested on February 25, 2011.

(14)	Subject to achievement of applicable performance criteria, these shares of restricted stock vest on March 3, 2013.

(15)	Subject to achievement of applicable performance criteria, these shares of restricted stock vest on February 25, 2012.

(16)	These shares of performance-based restricted stock vested on March 13, 2011.

(17)	Mr. Grayeb resigned from the Company effective March 31, 2011. As a result, all of his outstanding unvested equity awards under the 1998 Plan and the 2008 Plan forfeited; his vested options under these Plans forfeit effective May 1, 2011.

(18)	Ms. Lenart terminated her employment with the Company on November 5, 2010 and had 56,837 options outstanding at December 31, 2010. Her equity plan awards outstanding under the 1998 plan were vested, see “Executive Compensation—Employment Arrangements” and the table captioned “Option Exercises and Stock Vested for 2010.” Her equity awards under the 2008 Plan were forfeited pursuant to the terms of that Plan. See “Potential Payments Upon Termination or Change in Control—Termination of Employment” for a description of her severance arrangements.

OPTION EXERCISES AND STOCK VESTED FOR 2010

The following table includes information for options exercised (if any) by our named executive officers and restricted stock held by our named executive officers that vested during the year ended December 31, 2010:

Name	Option Awards		Stock Awards
	Number of Shares Acquired On Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Gary E. McCullough	—	—	52,500	$1,597,575
Michael J. Graham	—	—	6,000	$111,960
Jeffrey D. Ayers	—	—	—	—
Robert T. DeYoung	—	—	—	—
George K. Grayeb	—	—	1,000	$31,660
Deborah L. Lenart (2)	—	—	27,850	$487,097

(1)	The aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the closing price of Company stock as reported on NASDAQ on the vesting date.

(2)	Ms. Lenart’s restricted stock awards and option awards granted under our 1998 Plan vested in connection with her termination of employment with the Company, which occurred effective November 5, 2010. The value realized on vesting of her restricted stock awards represents the compensation reportable as taxable compensation by Ms. Lenart in connection with the vesting.

NONQUALIFIED DEFERRED COMPENSATION FOR 2010

The Career Education Corporation Deferred Compensation Plan is a non-qualified plan that provided certain of our senior executives with the opportunity to defer compensation in excess of the limitations imposed on qualified retirement plan benefits. The Plan was frozen on December 31, 2008, after which date employees could no longer join the Plan or defer compensation to the Plan. Prior to that date, participants could choose to defer up to 25% of their base salary and, with certain exceptions, up to 100% of their annual cash incentive compensation. Plan benefits are generally distributed upon termination from employment, hardship, or at a time elected by the participant under the terms of the Plan. Under the Deferred Compensation Plan, each participant may request that his or her contributions be deemed invested among various investment funds for purposes of determining the earnings (gains or losses) applicable to the participant’s account.

None of the named executive officers participate in the Nonqualified Deferred Compensation Plan.

OTHER COMPENSATION

Certain of our executive officers, including the named executive officers, also receive additional benefits and perquisites, including the Exec-U-Care® medical reimbursement plan (which plan the Company intends to terminate effective January 1, 2012) that reimburses our executive officers and their eligible dependents for medical expenses not covered by our group major medical and dental plans, a Company-paid physical examination, an executive severance plan described below in “Potential Payments Upon a Termination or Change in Control—Termination of Employment—Executive Severance Plan”, an executive relocation plan, and coverage under our directors’ and officers’ insurance policy and indemnification agreements providing indemnification of and advancing of expenses to our executive officers and certain designated officers to the fullest extent permitted by Delaware law.

The Company also provides its executive officers with benefits available on a nondiscriminatory basis to all employees, including 401(k) matching contributions (a 100% match on the first 2.0% contributed and a 50% match on the next 4.0% contributed up to the maximum allowable limits under the Code), ability to acquire our common stock under our Employee Stock Purchase Plan, group medical and dental insurance, disability insurance, and payment of term life insurance premiums for coverage of one times salary.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into certain agreements (such as the employment agreements discussed above under the caption “Employment Arrangements”) and maintain certain plans that require us to provide compensation to the named executive officers in the event of certain terminations of their employment or if the Company experiences a change in control. The amount of compensation payable to each named executive officer for such terminations is shown in the tables below.

Termination of Employment

Executive Severance Plan

The Board designates those U.S.-based executive officers eligible to participate in the Executive Severance Plan’s benefits in the event the officer is involuntarily terminated. Involuntary terminations do not include terminations for cause (as defined under this Plan); terminations due to agreements between the Company and the employee under which the employee becomes a consultant or independent contractor; terminations due to death, disability, retirement (including voluntary retirement under any special early retirement incentive program) or any form of voluntary termination. Termination for cause means the employee is discharged by us for poor performance, nonperformance or misconduct. Misconduct includes, but is not limited to, insubordination, dishonesty, theft, violation of Company rules, and willful destruction of Company property.

Severance benefits under this Plan include base pay, certain insurance coverage and prorated cash incentive payments payable under the Company’s annual incentive program, as follows:

•	A lump sum payment of a minimum of 26 weeks and a maximum of 52 weeks of base pay, calculated on the number of full years of continuous service completed, as follows:

•	26 weeks of base pay on completing fewer than 9 full years of continuous service.

•	3 weeks base pay per year on completing 9 to 17 full years of continuous service.

•	52 weeks of base pay on completing 18 or more full years of continuous service.

•

For those executives who participate in our health and dental insurance plans and timely elect to continue that insurance coverage under federal COBRA law, partially subsidized COBRA insurance premiums so that the executive pays the same cost that similarly situated active employees of the Company pay for such insurance coverage, for a period of time beginning immediately after the employment termination and lasting for the number of weeks that is equal to the number of weeks of base pay the executive receives as severance pay.

•

A lump sum payment of prorated cash incentive earned (if any) for the year of termination, calculated in accordance with the method for determining the amount of annual cash incentive payable to other similarly-situated active employees and paid in accordance with our normal annual incentive program’s payment procedures.

•	Outplacement assistance from a Company-selected provider that is reimbursed or paid for by the Company.

Continuous service means the executive’s most recent unbroken period of employment with us, which may include service with a predecessor employer that we acquired, beginning on the executive’s most recent hire date and ending on the date of employment termination. Continuous service excludes any period of earned unused vacation or any period during which the executive was a consultant or independent contractor for us. Multiple periods of employment with CEC separated by a leave of absence of less than one year are considered one continuous period of employment.

To receive the severance benefits, the terminated executive must sign a release of claims against the Company and enter into a non-solicitation, non-competition and confidentiality agreement with the Company to the extent permitted by governing law and allowed under the ethical rules of any applicable professional licensing organizations. The Executive Severance Plan is intended to provide benefits that are exempt from the requirements of Code Section 409A, but provides that to the extent any benefit payable is determined to be subject to Section 409A, benefits will be paid in accordance with Section 409A.

Equity Plans

Our 1998 Plan and our 2008 Plan have differing provisions for treatment of equity awards if a participant, including a named executive officer, incurs a termination of employment.

Under the 1998 Plan for participants, other than the named executive officers, Section 16 officers and directors holding options under this Plan, if the termination is:

•	Involuntary or the result of retirement, unvested stock options are immediately forfeited and vested stock options remain exercisable for 90 days following termination.

•	Due to disability, all outstanding stock options become immediately exercisable and remain exercisable for 90 days.

•

Due to death, all stock options become immediately exercisable and remain exercisable until (a) for pre-2001 options, 90 days following the appointment of a representative for the participant’s estate, and (b) for 2001 and later options, until one year from the date of death.

•

For voluntary termination (other than due to retirement), unexercised vested stock options and unvested stock options immediately forfeit; however, the Compensation Committee has generally provided in stock option award agreements that the unexercised vested stock options remain exercisable for 30 days following termination.

•

For cause, unexercised stock options are immediately forfeited. Cause means (a) any act or omission which we believe is of a criminal nature and the result of which we believe is detrimental to the interests of us or our affiliates, (b) the material breach of a fiduciary duty owing to us, including, without limitation, fraud or embezzlement, or (c) conduct, or the omission of conduct, on the part of the participant that constitutes a material breach of any statutory or common-law duty of loyalty to us or our affiliates. However, if a participant is subject to an employment agreement, cause has the meaning set forth in that participant’s employment agreement.

In each case described above, stock options never remain exercisable beyond their original term.

On February 20, 2009, we entered into Option and Restricted Stock Amendment Agreements with the Company’s Section 16 reporting officers, including our named executive officers (except Mr. DeYoung, who had not joined the Company at that time), amending all outstanding Company options and restricted stock held by them under the 1998 Plan. These agreements amended these outstanding options and restricted stock awards to (i) increase the stock ownership threshold at which a change in control is deemed to occur from 20% to 35% and (ii) provide that, upon the termination of employment (as defined in the 1998 Plan) of any Section 16 officer by the Company without cause (as defined in the 1998 Plan), the options held by the officer under the 1998 Plan will become fully exercisable and the shares of restricted stock held by the officer under the 1998 Plan will become fully vested.

On the same date, we entered into a Restricted Stock Amendment Agreement with Gary E. McCullough, our President and Chief Executive Officer, regarding 72,000 shares of restricted stock issued under the terms of Mr. McCullough’s employment agreement, of which 36,000 shares remained unvested at that date. The agreement increased the stock ownership threshold at which a change in control is deemed to occur from 20% to 35% for these restricted shares, which vested on March 5, 2009.

Under our 2008 Plan, restricted stock awards immediately vest and become nonforfeitable in case of death or disability, but are forfeited in the event of other forms of employment termination. For stock option awards, if the termination is due to:

•

Death or disability, options become fully vested and exercisable and remain exercisable from the date of termination due to death or disability until the first to occur of (a) the expiration date of the option and (b) one year after the date of termination. Any options not exercised within the allowed time period are automatically forfeited.

•

Retirement, options continue to vest for three years (but not longer than the option’s term) and any vested and exercisable options are exercisable from the date of retirement until the first to occur of (x) the expiration date of the option and (y) three years after the retirement date; any options that have not so vested are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited. Retirement means termination after age 55 with at least five years of service.

•

For reasons other than cause, vested options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 90 days from the termination date. Any unvested options on the date of termination are automatically forfeited and options not exercised within the allowed time period are automatically forfeited.

•

Voluntary termination of employment or service (for reasons other than retirement, death or disability), vested options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 30 days after the termination date. Any unvested options on the termination date are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited.

•	Termination for cause, the participant immediately and automatically forfeits all options and all vested and unvested rights to purchase shares of our stock.

Deborah L. Lenart—Ms. Lenart terminated employment with the Company on November 5, 2010. In connection with her termination of employment, she and the Company entered into a Separation Agreement and General Release effective December 29, 2010. Under the Agreement’s terms, Ms. Lenart received a lump sum payment (before applicable taxes and other withholding) consisting of (a) severance pay of $462,769 representing 64 weeks of base salary, and (b) $225,000 in lieu of any cash incentive payable under the Company’s 2010 annual incentive program. The Agreement also provided for continuation of her health and dental insurance coverage (partially subsidized by the Company so that Ms. Lenart will pay the same cost that similarly situated active employees pay for such insurance coverage) for the period from December 1, 2010 through May 31, 2012, extension of the exercise period for Ms. Lenart’s outstanding vested options under the Company’s incentive stock plans to December 22, 2011 and outplacement services up to a maximum of $75,000. The agreement also contained an agreement not to compete with the Company for 52 weeks, not to solicit Company employees, customers, students and certain other persons for 18 months and a release of Ms. Lenart’s claims (if any) against the Company and its affiliates.

Executive Benefits and Payments Upon Termination to Ms. Lenart	$ Value	# Shares
Compensation:
Base Salary (1)	$462,769
Accrued & Pro Rata Incentive (1)	$225,000
Lump Sum	—
Performance-Based Shares (2)	$295,581	16,900
Time-Based Shares (2)	$191,516	10,950
Stock Options (3)	$124,967	25,500

Benefits and Perquisites:
Life Insurance Proceeds	—
Disability Benefits	—
COBRA Benefits (1)	$20,337
Outplacement (1)	$75,000

Total:	$1,395,170

(1)	These amounts were paid pursuant to the terms of Ms. Lenart’s separation agreement. Accrued and pro-rata bonus includes (a) accrued bonus payable but not yet paid with respect to the fiscal year preceding the date of termination, or $0, as the Company had paid cash incentives for the 2009 fiscal year in the first quarter 2010, and (b) cash payment in lieu of the 2010 annual cash incentive based on 100% of Ms. Lenart’s 2010 target annual cash incentive.

(2)	On February 20, 2009, Ms. Lenart entered into an agreement with the Company amending all of her outstanding Company restricted shares held under the 1998 Plan to provide that, upon termination of employment without cause (as defined in the 1998 Plan), her restricted stock awards under the 1998 Plan would become fully vested. The agreement did not apply to restricted stock awards made under the 2008 Plan, which awards Ms. Lenart forfeited. The value of the vesting of these restricted shares was taxable compensation to Ms. Lenart and was calculated by multiplying the number of restricted shares held under the awards by $17.49, the closing price of the Company’s common stock as reported on NASDAQ on November 5, 2010, the effective date of her termination of employment.

(3)	On February 20, 2009, Ms. Lenart entered into an agreement with the Company amending all of her outstanding Company option grants held under the 1998 Plan to provide that, upon termination of employment without cause (as defined in the 1998 Plan), her options under the 1998 Plan would become fully exercisable. The options remain exercisable through December 22, 2012. The value of the vested options presented above was not paid under her severance agreement but represents the number of stock options accelerated due to termination, multiplied by the grant date fair value less expense previously taken by the Company for these options in accordance with FASB ASC Topic 718—Compensation—Stock Compensation.

Change in Control

Under the 1998 and 2008 Plans, a change in control is deemed to have occurred (except with regard to our non-employee directors and Section 16 officers as discussed above under “Termination of Employment—Equity Plans”) if any of the following events occur:

•

Any corporation, person or other entity (other than us, our majority-owned subsidiary or any of its subsidiaries, or an employee benefit plan [or related trust] sponsored or maintained by us), including persons or entities acting as a group, becomes the beneficial owner of stock representing more than 20% (35% in the 2008 Plan and for our Section 16 officers and directors) of our common stock.

•

Our stockholders approve our merger or consolidation with or into another corporation other than a majority-owned subsidiary, or an agreement to sell or otherwise dispose of all or substantially all of our assets, and the members of our Board of Directors prior to that approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent of that entity.

•	Our stockholders approve a plan of liquidation.

•

Within any period of 24 consecutive months, the members of our Board of Directors immediately prior to the 24-month period, together with any persons first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid a contest) during the 24-month period by or on the recommendation of our Board immediately prior to that 24-month period and who constituted a majority of our Board at the time of election, cease to constitute a majority of the Board.

•	In the case of the 2008 Plan, during the two-year period following the change in control event, the 2008 Plan participant has an involuntary termination of employment or service.

Under the 1998 Plan, any stock options outstanding as of the date of a change in control and not then exercisable become fully exercisable and any restrictions applicable to restricted stock lapse and the shares become fully vested. All performance goals will be deemed to have been met. The Company’s stock repurchase activities during January 2011 reduced total shares outstanding and resulted in increasing one stockholder’s holdings to more than 20% of the combined voting power of our outstanding common stock. As a result of this event, certain outstanding options and restricted stock awards that were subject to the 20% change in control provision under our 1998 Plan vested on an accelerated basis. This event did not accelerate vesting of outstanding awards held by our directors and named executive officers, which awards have a 35% change in control threshold. The 2008 Plan is a “double-trigger” plan that requires both a change in control and involuntary termination of the award holder’s employment by us or our successor during the two-year period following the change in control in order for that holder’s stock options to become exercisable and shares of restricted stock to vest.

The following tables describe the benefits to which the named executive officers would have been entitled under these plans and any relevant provisions of their employment agreements if a change in control resulting from a corporate transaction had occurred on December 31, 2010, and the named executive officer had terminated employment at that date.

Gary E. McCullough:

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)	Good Reason
Compensation:
Base Salary Continuation (2)	$—	$1,648,000	$—	$—	$1,648,000	$1,648,000
Accrued Pro Rata Bonus (2)	$828,200	$1,200,000	$828,200	$828,200	$1,200,000	$1,200,000
Lump Sum (2)	$—	$2,400,000	$—	$—	$2,400,000	$2,400,000
Performance-Based Shares (4)	$—	$1,616,940	$5,511,112	$—	$5,511,112	$1,616,940
Time-Based Shares (4)	$—	$808,470	$808,470	$—	$808,470	$808,470
Stock Options (5)	$—	$752,115	$752,115	$—	$752,115	$752,115
Excise Tax (1)	$—	$—	$—	$—	$2,783,519	$—

Benefits and Perquisites:
Life Insurance Proceeds (2)	$—	$—	$824,000	$—	$—	$—
Disability Benefits (2)	$—	$—	$41,250	$—	$—	$—
COBRA Benefits (2)	$—	$27,175	$27,920	$—	$27,175	$27,175
401(k) Match (2)	$—	$19,600	$—	$—	$19,600	$19,600

Total:	$828,200	$8,472,300	$8,793,067	$828,200	$15,149,991	$8,472,300

Michael J. Graham:

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)	Good Reason
Compensation:
Base Salary Lump Sum (3)	$—	$220,500	$—	$—	$220,500	$ —
Accrued & Pro Rata Incentive (3)	$330,586	$330,586	$330,586	$330,586	$330,586	$ —
Performance-Based Shares (4)	$—	$435,330	$1,254,932	$—	$1,254,932	$ —
Time-Based Shares (4)	$—	$217,665	$332,115	$—	$332,115	$ —
Stock Options (5)	$—	$222,300	$222,300	$—	$222,300	$ —

Benefits and Perquisites:
Life Insurance Proceeds (6)	$—	$—	$441,000	$—	$—
Disability Benefits (7)	$—	$—	$41,250	$—	$—	$ —
COBRA Benefits (8)	$—	$6,794	$—	$—	$6,794	$ —

Total:	$330,586	$1,433,175	$2,622,183	$330,586	$2,367,227	$ —

Jeffrey D. Ayers:

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)	Good Reason
Compensation:
Base Salary Lump Sum (3)	$—	$185,000	$—	$—	$185,000	$ —
Accrued & Pro Rata Incentive (3)	$185,548	$185,548	$185,548	$185,548	$185,548	$ —
Performance-Based Shares (4)	$—	$300,585	$863,259	$—	$863,259	$ —
Time-Based Shares (4)	$—	$212,483	$294,325	$—	$294,325	$ —
Stock Options (5)	$—	$159,873	$159,873	$—	$159,873	$ —

Benefits and Perquisites:
Life Insurance Proceeds (6)	$—	$—	$370,000	$—	$—	$ —
Disability Benefits (7)	$—	$—	$41,250	$—	$—	$ —
COBRA Benefits (8)	$—	$6,794	$—	$—	$6,794	$ —

Total:	$185,548	$1,050,283	$1,914,255	$185,548	$1,694,799	$ —

Robert T. DeYoung:

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)	Good Reason
Compensation:
Base Salary Lump Sum (3)	$—	$185,000	$—	$—	$185,000	$ —
Accrued & Pro Rata Incentive (3)	$260,943	$260,943	$260,943	$260,943	$260,943	$ —
Performance-Based Shares (4)	$—	$—	$383,629	$—	$383,629	$ —
Time-Based Shares (4)	$—	$—	$—	$—	$—	$ —
Stock Options (5)	$—	$—	$—	$—	$—	$ —

Benefits and Perquisites:
Life Insurance Proceeds (6)	$—	$—	$370,000	$—	$—	$ —
Disability Benefits (7)	$—	$—	$41,250	$—	$—	$ —
COBRA Benefits (8)	$—	$6,194	$—	$—	$6,194	$ —

Total:	$260,943	$452,137	$1,055,822	$260,943	$835,766	$ —

George K. Grayeb:

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)	Good Reason
Compensation:
Base Salary Lump Sum (3)	$—	$162,500	$—	$—	$162,500	$ —
Accrued & Pro Rata Incentive (3)	$234,946	$234,946	$234,946	$234,946	$234,946	$ —
Performance-Based Shares (4)	$—	$244,614	$809,382	$—	$809,382	$ —
Time-Based Shares (4)	$—	$122,307	$204,439	$—	$204,439	$ —
Stock Options (5)	$—	$121,154	$121,154	$—	$121,154	$ —

Benefits and Perquisites:
Life Insurance Proceeds (6)	$—	$—	$325,000	$—	$—	$ —
Disability Benefits (7)	$—	$—	$41,250	$—	$—	$ —
COBRA Benefits (8)	$—	$6,794	$—	$—	$6,794	$ —

Total:	$234,946	$892,315	$1,736,171	$234,946	$1,539,215	$ —

(1)	Mr. McCullough’s employment agreement (see “Employment Arrangements” above) governs the severance arrangements applicable to him. The Company’s Executive Severance Plan governs the severance arrangements applicable to the other named executive officers. Neither Mr. McCullough’s employment agreement nor the Company’s Executive Severance Plan contains provisions addressing change in control. For purposes of determining salary, annual cash incentive amounts and lump sums (if any) payable to named executive officers assuming a concurrent change in control and job termination effective December 31, 2010, the change in control and job termination are deemed to be involuntary not for cause termination. Mr. McCullough’s employment agreement provides for an excise tax gross-up in event of Mr. McCullough’s termination (1) by reason of death or disability, (2) by the Company without cause, including non-extension of his employment agreement, (3) by Mr. McCullough for good reason, and (4) subject to certain qualifications, if any payments under Mr. McCullough’s agreement become subject to the additional tax imposed by Section 409A of the Code. Because the only termination event under current federal tax law that would trigger excise tax is a change in control of the Company, the excise tax is shown only for that termination event in the above table. The Company has not provided an excise tax gross-up arrangement to the other named executive officers in event of termination of employment due to change in control of the Company.

(2)	Mr. McCullough’s employment agreement (see “Employment Arrangements” above) governs the severance arrangements applicable to him. Assuming a December 31, 2010 termination date, Mr. McCullough would have received his accrued but unpaid base salary to the date of termination and 2009 cash incentive payment prior to or concurrent with his termination.

His employment agreement provides that if Mr. McCullough is involuntarily terminated by us without cause or for good reason (as defined in his employment agreement), he is eligible to receive:

(a)	Base salary continuation for two years following the date of termination, paid in equal periodic payments as the Company generally pays its employees but not less than monthly.

(b)	A prorated cash incentive for the year in which termination occurs, calculated as the average of the annual cash incentive paid in the two fiscal years ended prior to the year of termination and prorated based on the portion of the year that Mr. McCullough was employed by the Company.

(c)	A lump sum payment equal to two times the average annual cash incentive paid to him for the two years completed prior to termination.

(d)	Two years of post-termination health, dental, vision, and life and disability insurance coverage for Mr. McCullough (and his spouse and eligible dependents, as applicable) at the same (or greater) benefit level in effect immediately prior to his termination.

(e)	A cash payment equal to two years’ after-tax amount of Company contributions that would have been made to his accounts under our qualified and non-qualified (if any) retirement plans.

Mr. McCullough’s employment agreement also provides that if Mr. McCullough’s employment terminates due to his death or disability, he is eligible to receive his prorated base salary, any accrued but unpaid cash incentive for the year prior to the year of termination, and a prorated annual cash incentive calculated as expressed in footnote 2(c). In event of death, his employment agreement provides for two years of health, dental and vision coverage for his eligible dependents.

Mr. McCullough’s employment agreement provides that if he is terminated for cause (as defined in that agreement), the Company must pay any accrued but unpaid base salary, plus any accrued but unpaid cash incentive for the fiscal year prior to the termination, and any benefits accrued and vested under any Company benefit plan. For purposes of this table, the Company is assuming that based on a December 31, 2010 termination date, Mr. McCullough would be vested in his accrued pro rata bonus (as defined in his employment agreement) payable under the Company’s 2010 cash incentive plan.

(3)	Severance arrangements for the named executive officers other than Mr. McCullough are governed by the Company’s Executive Severance Plan. This plan provides for a lump sum payment of base salary equal to three weeks per year employed with a minimum of 26 weeks and a maximum of 52 weeks of pay, depending upon the executive’s tenure with the Company. The Plan also provides for payment of accrued pro rata bonus payable but not yet paid for the fiscal year in which the date of termination occurs, prorated based on actual days elapsed in the year to the date of termination. The Company’s cash incentive program is a calendar year program. Assuming a December 31, 2010 termination date, the named executive officers (except Mr. McCullough) would receive the cash incentive accrued and payable for calendar year 2010 and would not receive any additional pro-rata cash incentive payment.

(4)	For purposes of the table above, compensation for the vesting of time-based and performance-based restricted stock equals the $20.73 closing price per share of our common stock as reported on NASDAQ on December 31, 2010 multiplied by the number of vesting shares. All performance conditions are assumed to have been attained at maximum performance, except as otherwise indicated in the chart below. Mr. McCullough’s employment agreement provides that in the event his employment terminates without cause, for good reason or the nonrenewal of his employment agreement, that the restricted stock awards made pursuant to his employment agreement become fully vested on the termination date.

The chart below outlines the treatment of restricted shares under various termination scenarios under our 2008 Plan and for restricted stock awards outstanding under our 1998 Plan (and in Mr. McCullough’s case, also applying to one additional award affecting 36,000 shares of restricted stock made in connection with his hire), as such 1998 awards and Mr. McCullough’s award were amended by agreements entered into on February 20, 2009 between our named executive officers and the Company to (i) increase the stock ownership threshold at which a change in control is deemed to occur for those awards from 20% to 35% and (ii) provide that, upon termination of employment without cause (as defined in the 1998 Plan), his or her restricted stock grants under the 1998 Plan become fully vested.

Restricted Stock Awards
	Under the 2008 Plan		As Amended for Outstanding 1998 Plan Awards and Mr. McCullough’s Award
Event	Forfeit	Vest	Forfeit	Vest
Death or Disability		X		X
Change in Control plus Involuntary Employment Termination		X		X
Change in Control	N/A	N/A		X
Voluntary Termination	X		X
Normal Retirement	X		X
Involuntary Not for Cause Termination	X			X
For Cause Termination	X		X

(5)	Stock option compensation for the events in the tables above equals the difference between the exercise price and the $20.73 closing price of our common stock as reported on NASDAQ on December 31, 2010, multiplied by the number of shares vesting in connection with the termination event.

Under the terms of our 2008 Plan, in the event of termination for cause, all vested and unvested stock options forfeit. In the event of voluntary termination and involuntary termination without cause, vested options are exercisable and unvested options forfeit; in the event of retirement, vested options are exercisable for three years and unvested options continue to vest for three years; in the event of death, disability or a change in control due to a corporate transaction, all stock options become fully vested and exercisable for one year; and in event of a change in control, all options vest only if the participant incurs an involuntary job termination within two years following the change in control.

Mr. McCullough’s employment agreement provides that in the event his employment terminates without cause, for good reason or the Company’s nonrenewal of his employment agreement, that the stock options made pursuant to his employment agreement become fully vested and immediately exercisable on the termination date.

With respect to our 1998 Plan, each of the named executive officers entered into an agreement on February 20, 2009, amending all of his or her outstanding Company options held under the 1998 Plan to (i) increase the stock ownership threshold at which a change in control is deemed to occur from 20% to 35% and (ii) provide that, upon termination of employment without cause (as defined in the 1998 Plan), his or her options under the 1998 Plan become fully exercisable.

(6)	Company-paid life insurance policy only.

(7)	This amount represents the maximum potential liability for short-term disability. The Company has no arrangements to provide long-term disability coverage to terminated employees.

(8)

The Executive Severance Plan provides that the Company will pay a portion of health and dental insurance premiums for terminated executives for the period of time after termination that is equal to the number of weeks of pay for which the executive is eligible, if an eligible executive is a participant in the Company’s health or dental insurance plans at the time of termination and after termination timely elects to continue such insurance coverage under federal COBRA law. The executive pays a premium amount that a similarly situated active employee of the Company pays for such coverage. The Company also would provide a terminated named executive officer with the Exec-U-Care® medical reimbursement plan that reimburses our executive officers and their eligible dependents for medical expenses not covered by our group major medical and dental plans. The Company also provides Company-paid physicals to the named executive officers. Any amounts that a terminated named executive officer might claim under these medical reimbursement plans are not estimable, so no dollar value is included in the table. Note that in the event of death, the executive would not be eligible for COBRA or Exec-U-Care®. The Company intends to terminate the Exec-U-Care® plan effective January 1, 2012.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the Company’s stockholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K under the Exchange Act. The Dodd-Frank Act provides that this vote is advisory only and it is not binding on the Company or the Board of Directors. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Board of Directors. The Board of Directors and Compensation Committee will, however, take into account the outcome of the Say-on-Pay vote when considering future compensation arrangements.

Accordingly, stockholders are being asked to vote at the Annual Meeting on our executive compensation policies and procedures for the named executive officers, as described in the Compensation Discussion and Analysis as included in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our fiscal year 2010 executive compensation programs and policies for the named executive officers through the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Company’s compensation philosophy is designed to link each named executive officer’s compensation with the Company’s short-term and long-term performance and to align the interests of executives and stockholders. The Compensation Committee designs the Company’s short and long-term incentive plans so that upside and downside compensation potential exists based on the Company’s performance against pre-defined objectives. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to the Company’s financial performance and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the executive compensation paid by the Company to its named executive officers.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, our stockholders are entitled to vote at the 2011 Annual Meeting regarding whether the stockholder vote to approve the overall compensation policies and procedures employed by the Company for its named executive officers as required by the Exchange Act and as described in Proposal 2 of this proxy statement, should occur every one, two or three years. Stockholders also have the option to abstain from voting on this matter. We are asking you to select one year as the frequency of this vote.

The SEC’s rules provide that this vote is advisory and nonbinding. The Compensation Committee and the Board of Directors will, however, consider the outcome of the vote when determining how frequently to submit the Company’s executive compensation policies to stockholders for consideration and voting.

For the reasons described below, we recommend that our stockholders select a frequency of one year:

•

An annual advisory vote on compensation paid to the named executive officers would allow Company stockholders to provide timely and consistent input to the Compensation Committee regarding its corporate governance policies and the Company’s compensation philosophy, policies, plan design and pay practices as disclosed in each year’s proxy statement.

•

A one-year voting cycle provides the Compensation Committee and the Board of Directors with immediate feedback and adequate time to evaluate and respond to stockholder input, to design and implement changes in our executive compensation program due to stockholder input and to obtain stockholder review of any program re-design in the following year.

•

An annual advisory vote on compensation paid by the Company to the named executive officers provides the highest level of accountability and direct communications between stockholders and the Company by enabling this vote to correspond to the majority of the information presented in the Company’s proxy statement for the applicable stockholders’ meeting.

The Board of Directors recommends an advisory vote selecting ONE YEAR as the frequency of the stockholder vote to approve the compensation paid by the Company to its named executive officers.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

We assist the Board in fulfilling its responsibility for overseeing the quality of CEC’s accounting, auditing and reporting practices. Management is responsible for the reporting processes, for preparing and presenting financial statements and implementing and maintaining internal controls. CEC’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of CEC’s audited financial statements to generally accepted accounting principles in the United States.

In discharging our oversight responsibilities regarding the audit process, we have:

(1)	Reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 with management.

(2)	Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(3)	Received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with us concerning independence, and have discussed with Ernst & Young LLP its independence.

Based upon the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing and as filed with the SEC.

AUDIT COMMITTEE

Dennis H. Chookaszian (Chairperson)

David W. Devonshire

Patrick W. Gross

Edward A. Snyder

Principal Accounting Fees and Services

Ernst & Young LLP acts as the principal auditor for the Company and also provides certain audit-related, tax and other services. CEC has entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for the Company.

Pre-Approval Policy—The Audit Committee pre-approves all services provided by Ernst & Young LLP to the Company. In some cases, this pre-approval is accomplished through policies and procedures adopted by the Audit Committee that provide a detailed description of the services that may be performed, as well as limits on the fees for the services. In pre-approving services, the Audit Committee considers whether these services are consistent with the SEC’s rules on auditor independence.

Audit Fees—Audit fees were $1,881,990 and $1,998,100 for the years ended December 31, 2010 and December 31, 2009 respectively. Audit fees consisted of audit work performed in the preparation of financial statements, quarterly financial statement reviews, regulatory audits, and consultation regarding financial accounting or reporting standards. These fees included audit services related to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees—Audit-related fees for the year ended December 31, 2010 were $57,500 for accounting consultation services performed by the independent public registered public accounting firm’s personnel. There were no audit-related fees for the year ended December 31, 2009.

Tax Fees—Tax fees were $106,000 and $235,600 for the years ended December 31, 2010 and December 31, 2009 respectively. Tax fees consisted of all services performed by the independent registered public accounting firm’s tax personnel, except those related to the audit of financial statements, and include tax compliance, tax consulting, tax planning and non-recurring projects.

Other Fees—There were no fees billed by Ernst & Young LLP for other fees during the years ended December 31, 2010 and December 31, 2009.

Financial Information Systems Design and Implementation Fees—There were no fees billed by Ernst & Young LLP for professional services rendered in connection with financial information systems design and implementation services during the fiscal years ended December 31, 2010 and December 31, 2009.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to audit our financial statements for 2011. The Company is asking you to ratify that appointment.

Proxies will be voted for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011 unless the proxy indicates a contrary choice. Any proxy indicating a contrary choice will be voted as directed. Ernst & Young LLP representatives will be present at the Annual Meeting and may make a statement if Ernst & Young LLP would like to do so. They will also be available to respond to appropriate questions.

The Audit Committee, as required by law, is directly responsible to appoint the Company’s independent registered public accounting firm. Its appointment of Ernst & Young LLP will not be affected by the outcome of the vote. However, the Audit Committee will consider the voting results when selecting the Company’s independent registered public accounting firm for 2012.

The Board of Directors recommends a vote FOR ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information on the beneficial ownership of the common stock by (i) each Company director, (ii) each of the named executive officers and (iii) all Company directors and executive officers as a group.

Name	Common Stock Beneficially Owned as of March 21, 2011
	Shares of Common Stock Owned		Restricted Shares	Subject to Stock Options Exercisable Within 60 Days	Total Number of Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned
DIRECTORS
Dennis H. Chookaszian	7,000	(2)	—	232,000	239,000	*
David W. Devonshire	3,500	(3)	—	82,000	85,500	*
Patrick W. Gross	3,400		—	136,000	139,400	*
Gregory L. Jackson	10,554		—	64,000	74,554	*
Thomas B. Lally	20,000		—	256,000	276,000	*
Steven H. Lesnik	4,000		—	130,000	134,000	*
Edward A. Snyder	1,017		—	82,000	83,017	*
Leslie T. Thornton	5,000		—	136,000	141,000	*

NAMED EXECUTIVE OFFICERS
Gary E. McCullough	158,926		288,923	439,187	887,036	1.14%
Michael J. Graham	25,773		65,486	78,207	169,466	*
Jeffrey D. Ayers	14,709		44,805	50,033	109,547	*
Robert T. DeYoung	—		33,490	6,309	39,799	*
George K. Grayeb	12,033		39,809	52,242	104,084	*
Deborah L. Lenart	20,735		—	5,837	26,572	*
All directors and executive officers as a group (20 persons (4))	327,600		641,760	1,950,194	2,919,554	3.76%

*	Denotes beneficial ownership of less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, the number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock that the person can vote or transfer, as well as shares subject to options held by that person that are currently exercisable or exercisable within 60 days of March 21, 2011.

(2)	Indirect by spouse.

(3)	Joint with spouse.

(4)	Excludes holdings of Ms. Lenart, as she is not a current executive officer of the Company.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table shows the amount of our common stock owned by holders known to us to beneficially own more than 5% of our outstanding common stock at March 21, 2011. For this table, beneficial ownership means the right to direct the voting or sale of shares, even if those rights are shared with others. Beneficial ownership was determined as of the Record Date.

Name	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
BlackRock, Inc (1)...	5,420,562	6.98%
40 East 52nd Street, New York, New York 10022

Blum Capital Partners, L.P. (2)	15,950,599	20.54%
909 Montgomery Street, Suite 400, San Francisco, California 94133

Columbia Wanger Asset Management, LLC (3)	4,988,500	6.42%
227 West Monroe Street, Suite 3000, Chicago, IL 60606

FMR LLC (4)	5,573,307	7.18%
82 Devonshire Street, Boston, Massachusetts 02109

Kornitzer Capital Management, Inc. (5)	5,428,406	6.99%
5420 West 61st Place, Shawnee Mission, Kansas 66205

T. Rowe Price Associates, Inc. (6)	4,805,574	6.19%
100 East Pratt Street, Baltimore, Maryland 21202

(1)	As reported on a Schedule 13G filed with the SEC on February 3, 2011 by BlackRock, Inc. on behalf of itself and certain of its subsidiaries. BlackRock, Inc. reported sole voting power and sole dispositive power as to all these shares.

(2)	As reported on a Schedule 13D/A filed with the SEC on February 24, 2011, filed by Blum Capital Partners, L.P. on behalf of itself and certain of its affiliates. Blum Capital Partners L.P. reported shared voting and shared dispositive power as to 15,950,599 shares.

(3)	As reported on a Schedule 13G filed with the SEC on February 10, 2011, Columbia Wanger Asset Management, LLC reported sole voting and sole dispositive power as to such shares. The shares reported include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by the reporting person, and which trust holds 5.7% of the shares of the Company.

(4)	As reported on a Schedule 13G/A filed with the SEC on February 14, 2011, by FMR LLC on behalf of itself, certain of its subsidiaries and related entities. FMR reported sole dispositive power for 5,573,307 shares and reported neither sole nor shared voting power with respect to the shares, stating that neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees and that Fidelity carries out the voting of the shares under written guidelines established by such Trustees. Reported that 4,700,000 shares are beneficially owned by Fidelity Low-Priced Stock Fund as an investment adviser to various investment companies; that Edward C. Johnson 3d, the Chairman of FMR, and FMR, though its control of Fidelity Management & Research Company (“Fidelity”) and the funds each has sole power to dispose of the 5,573,307 shares owned by the funds. Reports that members of Mr. Johnson 3d’s family, through their ownership of Series B voting common shares of FMR, represent 49% of the voting power of FMR; and through that ownership and the execution of a shareholders’ voting agreement concerning Series B voting common stock may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR.

(5)	As reported on a Schedule 13G filed with the SEC on January 21, 2011, reported sole voting power as to 5,428,406 shares, sole dispositive power as to 5,230,381 shares and shared dispositive power as to 198,025 shares.

(6)	As reported on a Schedule 13G filed with the SEC on February 9, 2011, reported sole voting power as to 781,160 shares and sole dispositive power as to 4,805,574 shares.

MISCELLANEOUS AND OTHER MATTERS

Proposals of Stockholders

In accordance with Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended to be considered for inclusion in the Company’s proxy statement and proxy for the 2012 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 120 days prior to April 1, 2012. In addition, Article II, Section 2.5 of the Company’s By-Laws (the “Notice Provision”) provides that for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to, or mail the notice so that it is received by, the Corporate Secretary of the Company at the principal executive offices of the Company not less than 90 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders. Proposals of stockholders intended to be considered at the Company’s 2012 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 90 days prior to May 19, 2012.

Discretionary Proxy Voting Authority/Untimely Stockholder Proposals

Rule 14a-4(c) promulgated under the Exchange Act governs the Company’s use of its discretionary proxy voting authority regarding a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Under the rule, if a stockholder fails to notify the Company of its proposal before the date established by the Notice Provision, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting. In addition, if the Company receives timely notice of a stockholder proposal in connection with an annual meeting of stockholders that does not include all of the information required by Rule 14a-4(c) promulgated under the Exchange Act, the proposal will be considered timely but deficient, and the Company’s proxy statement may confer discretionary authority for the proposal if the Company includes in its proxy statement advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.

Additional Information

We will furnish a copy of the Company’s Annual Report on Form 10-K for its year ended December 31, 2010, as filed with the SEC, without charge upon the written request of any person who is a stockholder as of the Record Date. We will provide free copies of the exhibits to the Form 10-K. Direct your requests for these materials to Career Education Corporation, 231 North Martingale, Schaumburg, Illinois 60173, Attention: Investor Relations Department. You can also obtain this information free of charge by accessing the Company’s website at www.careered.com under the caption “Investor Relations.”

Cost of Solicitation

CEC will pay the cost of this proxy solicitation. We have retained Georgeson Inc., a professional proxy solicitation firm, at an estimated cost of $18,000 plus reimbursement of expenses to assist in soliciting proxies from brokers, nominees, institutions and individuals. Georgeson Inc. may solicit votes personally or by telephone, mail, or other electronic means for a fee of $6.00 per completed call and electronic vote. We may also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. We will reimburse nominees and record holders for the reasonable out-of-pocket expenses of solicitation. In addition to solicitation of proxies by mail, our directors, officers or other employees may solicit proxies through personal conversations, or by telephone, facsimile or electronic means, but will not receive any compensation for these services.

By order of the Board of Directors,

Jeffrey D. Ayers

Senior Vice President, General Counsel and

Corporate Secretary

Schaumburg, Illinois

April 1, 2011

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE,

DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2011.

The Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders and Annual Report on Form 10-K for the year ended December 31, 2010 are available at www.careered.com under “Annual Meeting Materials” in the “Investor Relations” section.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – CAREER EDUCATION CORPORATION

Proxy Solicited on Behalf of the Board of Directors

For The Annual Meeting of Stockholders – May 19, 2011

The undersigned hereby appoints Jeffrey D. Ayers and Gail B. Rago, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Career Education Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders thereof to be held on May 19, 2011 or at any adjournment or postponement thereof. The undersigned hereby revokes ALL previous proxies given to vote at the Annual Meeting of Stockholders to be held on May 19, 2011 or at any adjournment or postponement thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named in Proposal 1, FOR Proposal 2, FOR “1 Year” in Proposal 3, and FOR Proposal 4, and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)

Using a black ink pen, mark your votes with an X as shown in

this example. Please do not write outside the designated areas.    ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.	Proposals – The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4 and FOR 1 Year for Proposal 3.

1. Election of Directors	For	Against		For	Against		For	Against

01 – Dennis H. Chookaszian	☐	☐	02 – David W. Devonshire	☐	☐	03 – Patrick W. Gross	☐	☐

04 – Gregory L. Jackson	☐	☐	05 – Thomas B. Lally	☐	☐	06 – Steven H. Lesnik	☐	☐

07 – Gary E. McCullough	☐	☐	08 – Leslie T. Thornton	☐	☐

2. Advisory Vote on Executive Compensation Paid by the Company to its Named Executive Officers	For ☐	Against ☐	Abstain ☐

3. Frequency of Stockholder Advisory Votes on Executive Compensation	1 Year	2 Years	3 Years	Abstain
	☐	☐	☐	☐

4. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.	For ☐	Against ☐	Abstain ☐

B.	Non-Voting Items

Change of Address – Please print new address below.

C.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below.

Please sign exactly as the name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.